Exhibit 10.2

_______________________________________

SN EF UnSub, LP

_______________________________________

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Dated as of March 1, 2017

THE UNITS ISSUED UNDER THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”).  SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE ACT AND THE APPLICABLE STATE ACTS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, INCLUDING (WITHOUT LIMITATION) THE PROVISIONS OF ARTICLE IX.

ARTICLE VI RIGHTS AND OBLIGATIONS OF THE PARTNERS; INDEMNIFICATION; CONFIDENTIALITY		31
6.1	Limitation of Liability	31
6.2	No Right of Partition	31
6.3	Indemnification	31
6.4	Actions by the Partners	33
6.5	Corporate Opportunities; Conflicts of Interest; Related Matters	33
6.6	Confidentiality	36
6.7	Hedging	37

ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION		37
7.1	Records and Accounting	37
7.2	Reports	37
7.3	Transmission of Communications	37

ARTICLE VIII TAX MATTERS		38
8.1	Preparation of Tax Returns	38
8.2	Tax Elections	39
8.3	Tax Controversies	39
8.4	Unitary/Combined Tax Reporting	39

ARTICLE IX TRANSFER OF UNITS		40
9.1	Transfer Restrictions	40
9.2	Effect of Transfer	41
9.3	Additional Restrictions on Transfer	41
9.4	Legend	42
9.5	Disposition Transaction	42
9.6	Expenses and Transfer Fees	42
9.7	Void Transfers	43

ARTICLE X ADMISSION OF PARTNERS		43
10.1	Substituted Partners	43
10.2	Additional Partners	43

ARTICLE XI WITHDRAWAL AND RESIGNATION OF PARTNERS		43
11.1	Withdrawal and Resignation of Partners	43

ARTICLE XII DISSOLUTION AND LIQUIDATION		43
12.1	Dissolution	43
12.2	Liquidation and Termination	44
12.3	Securityholders Agreement	45
12.4	Cancellation of Certificate	45
12.5	Reasonable Time for Winding Up	45
12.6	Return of Capital	45
12.7	Hart-Scott-Rodino	45

ARTICLE XIII VALUATION		46
13.1	Valuation of Units	46
13.2	Valuation of Securities	46
13.3	Valuation of Other Assets	46
13.4	Objection Procedure	46

ARTICLE XIV REDEMPTION AND EXIT PROVISIONS		46
14.1	Optional Redemption of Preferred Units at Election of the Partnership	46
14.2	Optional Redemption of Preferred Units at Election of Required Preferred Holders	47
14.3	Exit Transactions	47

ARTICLE XV GENERAL PROVISIONS		51
15.1	Amendments	51
15.2	Remedies	52
15.3	Successors and Assigns	52
15.4	Severability	52
15.5	Counterparts; Binding Agreement	52
15.6	Applicable Law	52
15.7	Addresses and Notices	52
15.8	Creditors	53
15.9	No Waiver	53
15.10	Further Action	53
15.11	No Offset Against Amounts Payable	53
15.12	Entire Agreement; Integrated Transaction	53
15.13	Delivery by Facsimile	53
15.14	Survival	54
15.15	Consent to Jurisdiction; Waiver of Trial by Jury	54
15.16	Construction; Interpretation	54
15.17	No Third Party Beneficiaries	55
15.18	Outside Counsel	55
15.19	Time is of the Essence	55
15.20	No Recourse	55
15.21	Public Disclosure	55
15.22	Partnership Covenants, Representations and Warranties	56

EXHIBITS
Exhibit A - Form of Purchase and Sale Agreement
SCHEDULE
Schedule A - Schedule of Limited Partners

AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF SN EF UNSUB, LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SN EF UNSUB, LP, a Delaware limited partnership (the “Partnership”) is entered as of March 1, 2017 (the “Effective Date”), by and among SN EF UnSub GP, LLC, a Delaware limited liability company, as the general partner, and the Limited Partners as limited partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Securities Purchase Agreement.

RECITALS:

WHEREAS, the Partnership was formed as a limited partnership in accordance with the Delaware Act on December 21, 2016; and

WHEREAS, prior to the Effective Date, the Partnership was governed by the Agreement of Limited Partnership of the Partnership, dated December 21, 2016 (the “Original Partnership Agreement”); and

WHEREAS, Sanchez Parent, SN UR Holdings, LLC, a Delaware limited liability company, the General Partner, the Partnership, GSO ST Holdings LP, a Delaware limited partnership (the “Institutional Investor”), GSO ST Holdings Associates LLC, a Delaware limited liability company, SN EF UnSub Holdings, LLC a Delaware limited liability company (the “Sanchez Investor”), and Intrepid Private Equity V-A, LLC, a Delaware limited liability company (the “Intrepid Investor”), are all parties to that certain Amended and Restated Securities Purchase Agreement dated as of February 28, 2017 (the “Securities Purchase Agreement”); and

WHEREAS, pursuant to the Securities Purchase Agreement, (i) each of the Institutional Investor and the Intrepid Investor has severally, but not jointly, agreed to make capital contributions to the Partnership in exchange for Preferred Units to be issued to the Institutional Investor and the Intrepid Investor under the Securities Purchase Agreement and (ii) the Sanchez Investor has agreed to make capital contributions to the Partnership in exchange for Common Units issued to the Sanchez Investor under the Securities Purchase Agreement; and

WHEREAS, as a condition to, and in connection with, the Institutional Investor and the Sanchez Investor making the foregoing capital contributions to the Partnership with respect to the Units to be issued under the Securities Purchase Agreement and this Agreement, the Partners desire to enter into the mutual covenants and agreements set forth in this Agreement and to amend and restate the Original Partnership Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

The following capitalized terms used herein shall have the following meanings:

“Actual Unitary Tax Liability” has the meaning set forth in Section 8.4(b).

“Additional Partner” has the meaning set forth in Section 10.2.

“Additional Preferred Units Notice” has the meaning set forth in Section 3.1(c)(ii).

“Additional Sanchez Activities” has the meaning set forth in Section 6.5(a)(v).

“Adjusted Capital Account” means, as of the end of any Taxable Year, a Person’s Capital Account balance (i) reduced for any items described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulation Section 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Adjusted Resulting Tax Liability” has the meaning set forth in Section 8.4(d).

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person.  For the purposes of this Agreement, The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of the Blackstone Group L.P. shall not be considered or otherwise deemed to be an “Affiliate” of GSO or its Affiliates that are part of the credit-related businesses of The Blackstone Group L.P., but any fund or account managed, advised or subadvised or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P. shall be considered an Affiliate of GSO.  For the avoidance of doubt, (i) GSO or its Affiliates or any fund or account managed, advised or subadvised by or Controlled by GSO or its Affiliates shall not be considered an Affiliate of the Partnership, and (ii) Affiliates of the Sanchez Investor shall include any member of the Sanchez Group.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, modified supplemented or restated from time to time in accordance with Section 15.1.

“AMI” means has the meaning set forth in the Joint Development Agreement.

“Anadarko Closing” has the meaning set forth in the Securities Purchase Agreement.

“Annual Statements” has the meaning set forth in Section 5.7(b).

“APC/KM PSA” means that certain Purchase and Sale Agreement among Anadarko E&P Onshore LLC, Kerr-McGee Oil and Gas Onshore LP, SN Maverick, the Partnership and Blackstone Newco, dated January 12, 2017, as it may be amended, modified, supplemented or restated from time to time.

“Approved Counterparty” means any Person that engages as a significant part of its operations in Hedging Arrangements if, at the time such Person enters into Hedging Arrangements with the Partnership, such Person or its credit support provider either (x) has a long term senior unsecured debt rating of at least “BBB-” by Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (or any successor thereto), and at least “Baa3” by Moody’s Investor Services, Inc. (or any successor thereto) or (y) is either the “Administrative Agent” (or an Affiliate thereof) or a “Lender” (or an Affiliate thereof) under the Partnership’s then existing credit agreement.

“Available Cash” means, as of any time of determination, an amount equal to the difference between the following items, as determined by the General Partner, in consultation with the Institutional Investor, in its good faith discretion:

(a)all revenues, net cash proceeds from any divestitures, available liquidity (including cash on hand and cash available from committed financing sources), cash amounts received from hedging arrangements, lease bonus payments and other cash or cash equivalent amounts collected or received by the Partnership as of such time, less

(b)the sum of (i) the accrued and projected payments, costs and expenses of the Partnership to be paid by the Partnership as of such time, including such payments, costs and expenses in respect of operating and capital costs and expenses (including payments owed under the MSA), (ii) debt service costs in respect of the next six months, including, to the extent the General Partner determines in good faith that it is necessary to reserve cash therefor, any repayments of the principal amounts of any Indebtedness of the Partnership (including all fees, penalties or make-wholes in respect thereof) and losses from hedging arrangements, (iii) other current liabilities incurred by the Partnership as of such time and (iv) any other amounts in respect of which the General Partner established as a reserve to cover reasonably anticipated future payments in respect of the Partnership’s businesses not to exceed $10,000,000 in the aggregate.

“Base Preferred Return Amount” means, at any time of determination, an amount of cash Distributions that would be required to be made to the Preferred Partners in respect of each Preferred Unit then outstanding equal to the greater of (i) the amount required to cause the IRR with respect to each Preferred Unit to be equal to fourteen percent (14.0%) and (ii) the amount required to cause the Return on Investment with respect to each such Preferred Unit to be equal to the product of (x) 1.5 multiplied by (y) the Preferred Unit Purchase Price, each such figure to be determined inclusive of all cash Distributions previously made to the Preferred Partners (or if any such Preferred Unit has been Transferred since the Effective Date by the predecessor owner(s) of such Transferred Preferred Units) in respect of such Preferred Units, other than Excluded Amounts.

“Basic Documents” has the meaning assigned to such term in the Securities Purchase Agreement.

“Blackstone Newco” means Aguila Production, LLC.

“Board” means the board of directors of the General Partner.

“Book Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for federal income tax purposes, except that the Book Value of all assets of the Partnership may be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to: (i) the date of the acquisition of any additional Interest by any new or existing Partner; (ii) the date of the distribution of more than a de minimis amount of assets of the Partnership to a Partner; (iii) the date an Interest is relinquished to the Partnership; provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.  The Book Values of any asset contributed (or deemed contributed under Treasury Regulations Section 1.704-l(b)(l)(iv)) by a Partner to the Partnership will be the Fair Market Value of the asset at the date of its contribution thereto.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Houston, Texas.

“Capital Account” means the capital account maintained for a Limited Partner pursuant to Section 3.2.

“Capital Contributions” means the aggregate dollar amounts of any cash, cash equivalents, promissory obligations (but only to the extent issued and repaid prior to the date hereof), or the Fair Market Value of other property which a Partner contributes or is deemed to have contributed to the Partnership with respect to any Unit pursuant to Section 3.1.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership as filed with the Secretary of State of the State of Delaware, as the same may be amended, supplemented or restated from time to time.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Change of Control” has the meaning set forth in the Indenture.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. or any of their respective affiliates, as may be applicable.

“Class A Member” has the meaning set forth in the GP LLC Agreement.

“Class A Units” has the meaning set forth in the GP LLC Agreement.

“Class B Member” has the meaning set forth in the GP LLC Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Combined Reporting Partner” has the meaning set forth in Section 8.4(a).

“Common Partner” means any Partner holding Common Units with regard to such Person’s particular Interest designated as Common Units.

“Common Unit” means all outstanding Units with the rights, preferences, powers, restrictions, qualifications and limitations ascribed to Common Units as set forth in this Agreement, which include, for the purposes of clarity, the Common Units purchased on the Effective Date pursuant to the Securities Purchase Agreement (it being understood that in no instance shall any Preferred Unit be designated as a Common Unit).

“Confidential Information” has the meaning set forth in Section 6.6.

“Consolidated Total Net Leverage Ratio” has the meaning assigned to such term in the Credit Agreement.

“Control” mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Credit Agreement” means the credit agreement governing the senior secured, first-lien, reserve-based revolving credit facility, among the Partnership, as borrower, and JPMorgan Chase Bank, N.A. and Citi, as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A. as administrative agent, and JPMorgan Chase Bank, N.A., Citi and the syndicate of banks and financial institutions named therein as the lenders, as amended or modified from time to time.

“Credit Agreement Agent” means the administrative agent under the Credit Agreement or a Replacement Credit Agreement.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101,  et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Director” means a Director on the Board.

“Disposition Transaction” means: (i) a Transfer of more than fifty percent (50%) of the Common Units of the Partnership in a single transaction or series of related transactions; (ii) any consolidation or merger of the Partnership with or into any other corporation or other entity, or any other reorganization (including, without limitation, any conversion, transfer, or domestication of the Partnership) in a single transaction or series of related transactions, in which the Partners of the Partnership immediately prior to such consolidation, merger or reorganization own equity of the entity surviving such merger, consolidation or reorganization representing less than fifty percent (50%) of the Common Units immediately after such consolidation, merger or reorganization; or (iii) a sale, lease or other disposition in a single transaction or series of related transactions of more than fifty percent (50%) of the assets (which, for the avoidance of doubt, shall include securities of the Partnership’s Subsidiaries) of the Partnership and its Subsidiaries on a consolidated basis (measured either by book value in accordance with GAAP or by Fair Market Value).  For the avoidance of doubt, a Sale Transaction (as such term is defined in Section 4.5 of the JDA) shall be a Disposition Transaction subject to the terms of this Agreement and the GP LLC Agreement, including Section 5.7(b) and Section 9.4 of the GP LLC Agreement.

“Distribution” means each distribution made by the Partnership to a Limited Partner, whether in cash, property or securities of the Partners and whether by liquidating distribution, redemption, repurchase or otherwise; provided, that none of the following shall be a Distribution: (i) any pro rata exchange of outstanding securities of the Partnership for newly issued securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (ii) any issuance of Units or other securities by the Partnership as contemplated by the Securities Purchase Agreement or this Agreement.

“Drilling Commitment Agreement” has the meaning set forth in the Securities Purchase Agreement.

“Dual Closing” has the meaning set forth in the Securities Purchase Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Elective Redemption Notice” has the meaning set forth in Section 14.1.

“Equity Interests” means, with respect to any Person, all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by such Person, however designated.

“Equity Securities” means (i) Units or other equity interests in the Partnership or its Subsidiaries, (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or its Subsidiaries, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or its Subsidiaries.

“Event of Withdrawal” has the meaning set forth in Section 5.3(a).

“Excluded Amounts” means (i) any Distributions on Preferred Units that are accrued (i.e., any Distributions that increase Unpaid Amounts), (ii) any payments made to the Institutional Investor or any other Preferred Partner or any of their respective Affiliates with respect to the Warrants or Sanchez Shares, (iii) commitment fees, transaction fees, monitoring fees, expense reimbursements, or management fees received by the Institutional Investor or any other Preferred Partner or any of their respective Affiliates and (iv) the Warrants or the Sanchez Shares.

“Exit Transaction” has the meaning set forth in Section 14.3(a).

“Exit Transaction Consideration” has the meaning set forth in Section 14.3(f).

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIII.

“Family” means (i) an individual, (ii) such individual’s spouse, (iii) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (iv) any other natural person who has been adopted by such individual.

“Final Cash Redemption Amount” has the meaning set forth in Section 14.2.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the General Partner and which is permitted or required by Code Section 706.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the General Partner.  It is understood and agreed that the first Fiscal Quarter shall be deemed the period of time commencing on the Effective Date and concluding on the date that is the last day of the Fiscal Quarter during which the Effective Date occurs.

“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the General Partner.

“Fund Indemnified Persons” has the meaning set forth in Section 6.3(b).

“Fund Indemnitors” has the meaning set forth in Section 6.3(b).

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“General Partner” means SN EF UnSub GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as a general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any limited partner interest that it may hold) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.  The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States of America, the United States of America or a foreign entity or government.

“GP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the Effective Date, by and among the General Partner, SN UR Holdings, LLC and GSO ST Holdings Associates LLC, as amended from time to time.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership.

“GSO Funds” has the meaning assigned to such term in the Securities Purchase Agreement.

“Hedging Arrangement” means any commodity hedging transaction pertaining to crude oil and natural gas, whether in the form of a swap agreement, option to acquire or dispose of a futures contract, whether on an organized commodities exchange or otherwise, or similar type of financial transaction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Hydrocarbons Marketing Agreement” means the Hydrocarbons Purchase and Marketing Agreement, dated as of January 12, 2017, between SN EF Maverick, LLC and the Partnership.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, regardless of whether drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.

“Indenture” means that certain Indenture, dated as of June 27, 2014, among Sanchez Parent, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, as amended or supplemented on or prior to the date hereof, but without giving effect to any amendment or supplement entered into after the date hereof and regardless of whether the Indenture remains in effect.

“Indemnified Person” has the meaning set forth in Section 6.3(a).

“Independent Director” has the meaning assigned to such term in the GP LLC Agreement.

“Initial Reserve Report” has the meaning assigned to such term in the Credit Agreement.

“Institutional Investor” has the meaning set forth in the recitals to this Agreement.

“Interest” means, with respect to any Partner (or other holder of Units if such holder is not a Partner) as of any time, such Person’s limited partner interest in the Partnership, such Person’s Capital Account balance, and such Person’s interest in the income, gains, losses, deductions, tax credits, and Distributions of the Partnership, and voting rights, if any, as may be affected by the provisions of this Agreement and as may thereafter be adjusted, from time to time, as more particularly provided herein.  The Interests are divided into, designated as, and represented by Units, as provided in this Agreement, and issued to the Partners, as provided in this Agreement.  For the purposes of clarity, the Transfer or issuance of a Unit or Interest does not mean that after giving effect to such Transfer or issuance the Transferee or holder is a Partner unless all conditions for a Person to become a Partner hereunder and under applicable law have been satisfied.

“Intrepid Election Period” has the meaning set forth in Section 3.1(c)(i).

“Intrepid Investor” has the meaning set forth in the recitals to this Agreement.

“Investor Redemption Event” has the meaning set forth in Section 14.3(a).

“Investor Representative” means a Preferred Partner that is an Affiliate of GSO designated by the Required Preferred Holders.

“IRR” means, as of any measurement date, the cumulative internal rate of return, compounded monthly, with respect to a Preferred Unit (i.e., the annual discount rate for which the net present value of all cash inflows from all Capital Contributions made to acquire such Preferred Unit (which for this purpose shall include the entire Preferred Unit Purchase Price), as applicable, and all cash outflows from all Distributions in respect of such Preferred Unit, as applicable, are equal to $0), as calculated using the XIRR function in Microsoft Excel (taking into account the respective dates of each such Capital Contribution and Distribution, as well as the IRR measurement date) (or if such program is no longer available, such other software program for calculating IRR approved by the Investor Representative and the General Partner).  IRR shall be calculated on the basis of the actual number of days elapsed over a 365-day year.  In calculating IRR for Preferred Units and Return on Investment for Preferred Units as of any particular date, the aggregate amounts distributed pursuant to Section 4.1 with respect to any Preferred Unit on such date, and all amounts previously distributed under the subsections thereof, shall be taken into account, with the exception of any Excluded Amounts.

“Joint Development Agreement” means the Joint Development Agreement, dated as of the Effective Date, between the Partnership, Blackstone Newco and the SN Maverick, as it may be amended, modified, supplement or restated from time to time.

“KNOC Closing” has the meaning set forth in the Securities Purchase Agreement.

“KNOC PSA” has the meaning set forth in the Securities Purchase Agreement.

“Letters of Credit” has the meaning assigned to such term in the Credit Agreement.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“Limited Partner” means each of the Persons listed on the Schedule of Limited Partners attached as Schedule A hereto, and any Person admitted to the Partnership as a Substituted Partner or Additional Partner, but only so long as such Person is the owner of one or more Units, each in such Person’s capacity as a limited partner in the Partnership.

“Liquidation Assets” has the meaning set forth in Section 12.2(b).

“Liquidation FMV” has the meaning set forth in Section 12.2(b).

“Liquidation Statement” has the meaning set forth in Section 12.2(b).

“Losses” means the taxable loss of the Partnership as determined for federal income tax purposes, as adjusted by Section 3.2(b).  Losses shall be determined net of any amounts allocable in Section 4.3 or Section 4.4.

“Material Contract” means any contract, agreement or series of related contracts or agreements that (i) is reasonably expected to result in revenue to, or costs or expenses incurred by, the Partnership or any of its Subsidiaries of more than $5.0 million during any calendar year or (ii) must be approved by the Board pursuant to Section 5.7 of the GP LLC Agreement prior to its execution.

“Maximum Lawful Rate” means a rate of interest which, when multiplied by the amount described in this Agreement that remains outstanding from time to time, and the product thereof is then added to all commitment or other fees or sums (if any) paid on the amount described in this Agreement which under laws are deemed to constitute interest, will equal (but will not exceed) the maximum nonusurious rate of interest which may be contracted for, charged or received under applicable law.  If there shall be no Maximum Lawful Rate under applicable law, the Maximum Lawful Rate shall be deemed to be fifteen percent (15.0%) per annum.

“Minimum Hedging Threshold” has the meaning set forth in Section 6.7.

“MSA” means the Management Services Agreement, dated as of the Effective Date, by and between Sanchez Oil & Gas Corporation and the Partnership, as it may be amended, modified, supplemented or restated from time to time.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss, that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulation Section 1.704-2(b)(3).

“NYMEX” means the New York Mercantile Exchange.

“Operating Agreement” has the meaning given to such term in the Joint Development Agreement.

“Organizational Limited Partner” means the Sanchez Investor, in its capacity as the organizational limited partner of the Partnership.

“Original Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Participating Sellers” has the meaning set forth in Section 14.3(h).

“Partner Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 8.3(b).

“Permitted Transferee” means, with respect to any Person, (i) any of such Person’s Affiliates (it being understood that in the case of the Sanchez Investor, such Affiliate must be wholly owned, directly or indirectly, by Sanchez Parent for purposes of being deemed a Permitted Transferee), or (ii) any transferee in connection with an Exit Transaction.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Preference Accrual” means, with respect to each Preferred Unit at any time of determination, an amount equal to the excess of (i) the sum of (A) the Preferred Unit Purchase Price with respect to such Preferred Unit and (B) all Unpaid Amounts with respect to such Preferred Unit as of such time, over (ii) the aggregate cash Distributions that have been paid by the Partnership with respect to such Preferred Unit prior to such time pursuant to Section 4.1 that reduce Unreturned Capital; provided, that the Preference Accrual shall never be less than zero dollars ($0).  With respect to a Preferred Unit, the Preference Accrual shall be compounded on a quarterly basis and shall accrue on a quarterly basis from and after the date on which the Capital Contribution is made in respect of such Preferred Unit.

“Preferred Distribution Rate” means an annual rate of ten percent (10.0%).

“Preferred Partner” means any Partner holding Preferred Units with regard to such Person’s particular Interest designated by Preferred Units.

“Preferred Payment Date” means each of March 31, June 30, September 30 and December 31 of each year (or if any of the foregoing dates is on a day that is not a Business Day, the next Business Day immediately following such date).

“Preferred Unit Purchase Price” means, with respect to each Preferred Unit, $1,000.

“Preferred Units” means all outstanding Units with the rights, preferences, powers, restrictions, qualifications and limitations ascribed to Preferred Units as set forth in this Agreement, which include, for the purposes of clarity, the Preferred Units purchased on the Effective Date pursuant to the Securities Purchase Agreement.

“Prime Rate” as of a particular date means the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.”  If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published and if the Wall Street Journal ceases to publish such rate, then the Preferred Partner shall pick a substitute rate that most closely approximates such rate, as determined in the Preferred Partner’s good faith judgment.

“Pro Rata Share” means with respect to each Unit, the proportional amount such Unit would entitle the holder of such Unit to receive of the Total Equity Value if an amount equal to the Total Equity Value were distributed to all holders of Units in accordance with Section 4.1(d), and with respect to each holder of a Unit, such holder’s pro rata share of Total Equity Value represented by all Units owned by such Person.

“Profits” means the taxable income of the Partnership as determined for federal income tax purposes, as adjusted by Section 3.2(b).  Profits shall be determined net of any amounts allocable in Section 4.3 or Section 4.4.

“Proportional Share” means, with respect to each Common Partner, as applicable, the quotient obtained by dividing (i) the total number of Common Units held by such Common Partner by (ii) the total number of Common Units held by all Common Partners.

“Proved Developed Producing Reserves” has the meaning adopted by the Board of Directors, Society of Petroleum Engineers, Inc., March 1997.

“Purchase Notice” has the meaning set forth in Section 3.1(c)(iii)

“Quarterly Distribution Amount” has the meaning set forth in Section 4.1(b).

“Quarterly Statements” has the meaning set forth in Section 5.7(a).

“Redeemed Preferred Units” has the meaning set forth in Section 14.1.

“Redemption Non-Payment” means the failure of the Partnership to timely pay the full Final Cash Redemption Amount for the total number of Preferred Units to be redeemed pursuant to Section 14.2.

“Redemption Request Notice” has the meaning set forth in Section 14.2.

“Regulatory Allocations” has the meaning set forth in Section 4.3(i).

“Reimbursing Partner” has the meaning set forth in Section 8.4(a).

“Renounced Business Opportunity” has the meaning set forth in Section 6.5(a) (ii).

“Replacement Credit Agreement” means a credit agreement that provides for revolving loans to the Partnership and is established among the Partnership and one or more commercial banks and other commercial lenders in replacement of the current Credit Agreement, which credit agreement shall be on terms and conditions that are generally considered market for a company similarly situated to the Partnership and that, in the aggregate, are at least as favorable to the Partnership as the Credit Agreement; provided that the financial covenants, voluntary prepayments, mandatory prepayments, and provisions relating to event of default, interest costs (including upfront lender fees and discounts), call protection or costs associated with voluntary or mandatory repayment, and restricted payments (including restrictions on Distributions) shall each be at least as favorable to the Partnership as the Credit Agreement; provided, further, that such credit agreement shall in no way limit or restrict the payment of distributions or redemption of the Preferred Units other than as permitted by the terms of the Partnership Agreement as in effect on the Effective Date.

“Required Preferred Holders” means, as of the date of determination, the Preferred Partners holding a majority of the then issued and outstanding Preferred Units.

“Resulting Tax Liability” has the meaning set forth in Section 8.4(b).

“Return on Investment” means an amount equal to (x) the aggregate cash Distributions made by the Partnership with respect to a Preferred Unit as of the date of calculation divided by (y) the Preferred Unit Purchase Price.  In calculating Return on Investment as of any particular date, the aggregate amounts distributed pursuant to Section 4.1 with respect to any Preferred Unit on such date, and all amounts previously distributed under the subsections thereof, shall be taken into account, with the exception of any Excluded Amounts.

“Revolving Credit Facility” has the meaning assigned to such term in the Credit Agreement.

“Sanchez Common Stock” means the common stock, par value $0.01 per share, of Sanchez Parent.

“Sanchez Family” means (i) Antonio R. Sanchez, III and A.R. Sanchez, Jr., (ii) any spouse or descendant of any individual named in (i), (iii) any other natural person who is a member of the Family of any such individual referenced in (i)-(ii) above and (iv) any other natural person who has been adopted by any such individual referenced in (i)-(iii) above.

“Sanchez Group” means (i) any member of the Sanchez Family, (ii) Sanchez Energy Partners I, LP and SEP Management I, LLC, (iii) Sanchez Parent, (iv) Sanchez Investor, (v) Sanchez Production Partners LP, (vi) Sanchez Oil & Gas Corporation, (vii) Blackstone Newco and (viii) any Person Controlled by any one or more of the foregoing (other than the General Partner, the Partnership or any of their respective Subsidiaries).

“Sanchez Investor” has the meaning set forth in the recitals to this Agreement.

“Sanchez Letter Agreement” has the meaning set forth in the GP LLC Agreement.

“Sanchez Parent” means Sanchez Energy Corporation, a Delaware corporation.

“Sanchez Shares” means (i) the 1,455,000 shares of Sanchez Common Stock issued to the GSO Funds at the Anadarko Closing and (ii) the 45,000 shares of Sanchez Common Stock issued to the Intrepid Investor at the Anadarko Closing.

“Sanchez Shares and Warrants Amount” means $32,550,000.

“Schedule of Limited Partners” means the Schedule of Limited Partners attached as Schedule A hereto.

“Securities Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Debt” means credit facilities or issuances, including, but not limited to, the credit facility provided pursuant to the Credit Agreement.

“Senior Debt Agreements” means the Credit Agreement and any other credit agreement, note Securities Purchase Agreement, indenture or other agreements evidencing Senior Debt, collectively, and any documents related thereto.

“Simulated Basis” means the Book Value of any separate oil and gas property (as defined in Section 614 of the Code), as adjusted for Simulated Depletion.

“Simulated Depletion” means, with respect to each separate oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles and in the manner specified in Treasury Regulation Section 1.704-l(b)(2)(iv)(k)(2).  For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall the allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means with respect to each separate oil and gas property (as defined in Section 614 of the Code), the simulated gain as computed in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(k)(2) (i.e., the excess of the amount realized from the sale or other disposition of a separate oil and gas property over the Simulated Basis of such property).  If the Book Value of any property the sale of which would result in Simulated Gain is increased as provided in this Agreement, the amount of such adjustment shall be taken into account as gain from the disposition of such property for purposes of computing Simulated Gain.

“Simulated Loss” means with respect to each separate oil and gas property (as defined in Section 614 of the Code), the simulated loss as computed in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(k)(2) (i.e., the excess of the Simulated Basis of a separate oil and gas property over the amount realized from the sale or other disposition of such property).  If the Book Value of any property the sale of which would result in Simulated Loss is decreased as provided in this Agreement, the amount of such adjustment shall be taken into account as loss from the disposition of such property for purposes of computing Simulated Loss.

“SN Maverick” means SN EF Maverick, LLC, a Delaware limited liability company.

“Special Approval” has the meaning set forth in the GP LLC Agreement.

“Stand-Alone Tax Liability” has the meaning set forth in Section 8.4(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Substituted Partner” has the meaning set forth in Section 10.1.

“Tax” or “Taxes” means any and all taxes and charges of any federal, state, local or foreign Governmental Authority, including income, profits, gross receipts, gains, franchise, estimated, alternative minimum, add-on minimum, sales, harmonized sales, use, transfer, registration, value added, ad valorem, excise, goods and services, land transfer, other transfer, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, workers’ compensation, welfare, license, employee and other withholding taxes, or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation, or charge of the same or of a similar nature to any of the foregoing, of any kind whatsoever, including any transferee liability and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution” has the meaning set forth in Section 4.1(a).

“Tax Matters Partner” has the meaning set forth in Section 6231 of the Code.

“Taxable Year” means the Partnership’s accounting period for federal income tax purposes determined pursuant to Section 8.2 or such other relevant period.

“Third Party Reserve Report” has the meaning set forth in Section 5.7(c).

“Total Equity Value” means the aggregate proceeds that would be received by the Partners if: (i) the assets of the Partnership were sold at their Fair Market Value; (ii) the Partnership satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction and any reasonable amounts representing the General Partner’s reasonable and good faith estimate of the actual amount that may be paid with respect to any contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1(d), all as determined by the Board in its reasonable and good faith judgment.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person; provided that (i) any indirect transfer of Equity Interests in the Sanchez Investor that does not result in a Change of Control shall not be deemed a “Transfer” for purposes of this Agreement and (ii) a pledge under the Senior Debt Agreements of any or all of the General Partner Interests and/or Units shall not be deemed a “Transfer” for purposes of this Agreement.  The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended from time to time.

“Unit” means an Interest in the Partnership designated as a Common Unit or a Preferred Unit held by a Partner or other holder.

“Unitary/Combined Tax Report” has the meaning set forth in Section 8.4(a).

“Unpaid Amounts” means the aggregate amount of all Distributions (expressed in dollars) previously accrued but not paid in cash with respect to a Preferred Unit.

“Unreturned Capital” means, as of the date of determination, with respect to each Preferred Unit, an amount equal to the excess, if any, of (i) the Preferred Unit Purchase Price over (ii) the aggregate amount of Distributions previously made by the Partnership that constitute a return of the Capital Contributions (and not, by way of example, Distributions under Section 4.1(b), payments of Unpaid Amounts, or Base Preferred Return Amounts in excess of Unreturned Capital) with respect to such Unit (e.g., payments in respect of Unreturned Capital pursuant to Section 4.1(c),  4.1(d),  12.2(c), or 14.1).

“Warrant Agreements” means (i) the Warrant Agreement, dated as of the Effective Date, by and between Sanchez Parent and the GSO Funds and (ii) the Warrant Agreement, dated as of the Effective Date, by and between Sanchez Parent and the Intrepid Investor.

“Warrants” means the warrants to purchase a total of 2,000,000 shares of Sanchez Common Stock, subject to adjustment, pursuant to the Warrant Agreements.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1Continuation of the Partnership.  The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  This amendment and restatement shall become effective on the date of this Agreement.

2.2Limited Partnership Agreement.  The Partners hereby execute this Agreement for the purpose of providing for the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act.  Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.3Name.  The name of the Partnership shall be “SN EF UnSub, LP”.  The Partnership’s business may be conducted under its name and any other name or names as determined by the General Partner, including the name of the General Partner.  The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.4Purpose.  The purpose and business of the Partnership shall be (i)to acquire, hold, maintain, renew, drill, develop, exploit and operate oil and gas properties and related assets and other properties in the AMI; (ii)subject to Section 2.4(i), to engage in or perform any other activities deemed necessary or advisable by the General Partner; and (iii)subject to Section 2.4(i), to engage in or perform any other lawful acts or activities that are incident to or in furtherance of the foregoing that the General Partner deems necessary or advisable.

2.5Principal Office: Registered Office.  The principal office of the Partnership shall be located at 1000 Main Street, Suite 3000, Houston, Texas 77002, or at such other place as the General Partner may from time to time designate, and all business and activities of the Partnership shall be deemed to have occurred at its principal office.  Notice of any change to the principal office shall be promptly provided to all Limited Partners.  The Partnership may maintain offices at such other place or places as the General Partner deems advisable.  The address of the registered office of the Partnership in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be the registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by applicable law.

2.6Term.  The term of the Partnership commenced upon the initial filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue indefinitely unless sooner terminated as provided herein.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

2.7Restriction on Jurisdiction of Organization.  The Partnership shall at all times be organized under the jurisdiction of the State of Delaware.

2.8Foreign Qualification.  The General Partner is authorized to cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in any jurisdiction in which the Partnership owns property or transacts business or elsewhere where such qualification may be necessary or advisable for the protection of the limited liability of the Limited Partners or to permit the Partnership to lawfully own property or transact business, and to obtain similar qualifications for the Partnership’s Subsidiaries.  Each officer of the General Partner is authorized, on behalf of the Partnership, to execute, acknowledge and deliver all certificates and other instruments as may be necessary or appropriate in connection with the foregoing qualifications.  Further, upon request of the General Partner, each Limited Partner will execute, acknowledge and deliver all certificates and other instruments that are reasonably necessary or appropriate to obtain, continue, modify or terminate such qualifications.

ARTICLE III
UNITS; CAPITAL CONTRIBUTIONS

3.1Units and Capital Contributions(a)Units.  The Units issued by the Partnership shall consist of Common Units and Preferred Units.  The Partnership is authorized to issue up to 100,000 Common Units and 800,000 Preferred Units or such other number of Units as may be determined by the General Partner in accordance with the terms of the GP LLC Agreement or required to be issued pursuant to the Securities Purchase Agreement; provided,  however, that the number of authorized Common Units shall automatically increase without any action of the General Partner by an amount equal to the number of Common Units issued, if any, pursuant to Section 3.1(c)(iv) upon the issuance of such Common Units pursuant to Section 3.1(c)(iv);  provided,  further, that the number of authorized Preferred Units shall automatically increase without any action of the Partners by an amount equal to the number of Preferred Units issued, if any, pursuant to Section 3.1(c)(ii) upon the issuance of such Preferred Units pursuant to Section 3.1(c)(ii) or otherwise as provided for pursuant to the Securities Purchase Agreement.  Subject to the terms and conditions set forth in this Agreement and the Securities Purchase Agreement, and after giving effect to the transactions contemplated by the Securities Purchase Agreement, as of the Effective Date, the Partnership has issued 100,000 Common Units to the Sanchez Investor in exchange for $100,000,000 in cash paid by wire transfer of immediately available funds, has issued 485,000 Preferred Units to the Institutional Investor in exchange for $485,000,000 in cash paid by wire transfer of immediately available funds and has issued 15,000 Preferred Units to the Intrepid Investor in exchange for $15,000,000 in cash paid by wire transfer of immediately available funds.  For purposes hereof, the Institutional Investor and the Intrepid Investor shall be deemed initially to contribute $453,426,500 and $14,023,500, respectively, to the Partnership for their respective Preferred Units and each shall be deemed initially to contribute an amount of cash equal to its respective share of the Sanchez Shares and Warrants Amount to Sanchez Parent for the Sanchez Shares and the Warrants.  Thereafter, the Sanchez Investor shall be deemed to make an additional Capital Contribution of cash in an amount equal to the Sanchez Shares and Warrants Amount to the Partnership.  The Partnership shall then be deemed to pay to each of the Institutional Investor and the Intrepid Investor its respective share of the Sanchez Shares and Warrants Amount which corresponds to the Sanchez Shares and Warrants issued to the Institutional Investor and Intrepid Investor, respectively (which share shall be as set forth on Schedule A hereto).  Thereafter, each of the Institutional Investor and Intrepid Investor will be deemed to have contributed to the Partnership its share of the Sanchez Shares and Warrant Amounts as an additional Capital Contribution for the Preferred Units.  The Capital Account as reflected on the Schedule of Limited Partners attached as Schedule A hereto shall reflect the net effect of such transactions and the provisions of Section 4.3(h)(ii).  The Units issued shall be recorded on the Schedule of Limited Partners attached as Schedule A hereto; provided, that the Partnership may (if directed by the Board) issue certificates representing the Units (“Certificated Units”).  The General Partner is hereby authorized to amend the Schedule of Limited Partners to reflect the issuance of additional Units, the Transfer of Units, the admission of Additional Partners, the resignation or withdrawal of a Partner or a change or correction to any other information set forth on the Schedule of Limited Partners, in each case as provided in this Agreement.  The General Partner shall make available to the Limited Partners copies of any amended or restated Schedule of Limited Partners from time to time.  The Partnership may issue fractional Units.  The ownership by a holder of Units shall entitle such holder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article XII.  Each of the Limited Partners listed on the Schedule of Limited Partners attached as of the date hereof as Schedule A hereto is hereby admitted as a limited partner of the Partnership, and all of the Interests and Units held by such Limited Partners as of the date hereof, which collectively constitute all of the Interests and Units in the Partnership, are hereby authorized and issued.

(b)Capital Contributions and Schedule of Limited Partners.  As of the Effective Date, the Limited Partners have made the Capital Contributions set forth on the Schedule of Limited Partners attached as Schedule A hereto and each Limited Partner holds the Units specified for such Limited Partner on the Schedule of Limited

Partners attached hereto.  Other than the Capital Contributions made by the Limited Partners on the Effective Date, no Limited Partner shall be required to make any Capital Contributions to the Partnership, unless otherwise agreed to in writing by such Limited Partner and pursuant to the terms of the Securities Purchase Agreement and this Agreement.  Any Capital Contributions following the Effective Date shall require the approval of the General Partner, subject to the limitations contained in the GP LLC Agreement.  Any reference in this Agreement to the Schedule of Limited Partners shall be deemed a reference to the Schedule of Limited Partners as amended and in effect from time to time in accordance with this Agreement.

(c)Issuance of Additional Units.

(i)After the Effective Date, the Partnership may issue additional Preferred Units to the Institutional Investor and the Intrepid Investor in accordance with the terms of this Section 3.1(c)(i) and Section 3.1(c)(iii) with a purchase price for each such Preferred Unit of $1,000 per Preferred Unit, as determined by the General Partner and subject to the limitations contained in the GP LLC Agreement.  Prior to issuing any such Preferred Units, the General Partner shall send a written notice notifying the Institutional Investor and the Intrepid Investor of the number of additional Preferred Units the Partnership desires to issue.  Upon receipt of such notice, the Intrepid Investor shall have ten (10) Business Days to elect to participate in such issuance (the “Intrepid Election Period”).  The Intrepid Investor may purchase up to three percent (3.0%) of such additional Preferred Units by delivering written notice to the General Partner and the Institutional Investor prior to the end of the Intrepid Election Period, which notice shall be irrevocable and shall identify how many of the additional Preferred Units the Intrepid Investor desires to purchase. If the Intrepid Investor fails to deliver such written notice to the General Partner and the Institutional Investor prior to the end of the Intrepid Election Period irrevocably committing the Intrepid Investor to purchase three percent (3%) of such additional Preferred Units in the issuance (or at least such lesser amount that would result in the Intrepid Investor owning not more than a total of 24,000 Preferred Units in the aggregate after giving effect to the purchase), then the Intrepid Investor shall not be permitted to participate in such issuance.

(ii)If, after the Effective Date, (A) an event of default or borrowing base deficiency (or analogous term or event) under any Senior Debt Agreement or any other agreements governing any material Indebtedness of any of the Partnership or its Subsidiaries (including, without limitation, any Replacement Credit Agreement) has occurred and such event of default remains uncured by the Partnership or other Subsidiary, as applicable, then for ten (10) Business Days following receipt by the General Partner of notice of such event or default or (B) any Senior Debt Agreement, Replacement Credit Agreement or any other agreements governing any material Indebtedness of any of the Partnership or its Subsidiaries prohibits either the payment by the Partnership of any Tax Distributions or, following the date that is 12 months following the Effective Date, Distributions in cash on the Preferred Units pursuant to Section 4.1(b) and such prohibition persists for ten (10) Business Days after the date such Distribution is due to be paid, then, the Institutional Investor shall have the right, in its sole discretion, to elect to cause the Partnership to issue additional Preferred Units, which number of Preferred Units shall be determined by the Institutional Investor and the Intrepid Investor in accordance with this Section 3.01(c)(ii) and Section 3.01(c)(iii) in its sole discretion following consultation with the Board, to the Institutional Investor and the Intrepid Investor on the same terms and conditions that the Preferred Units were issued to the Institutional Investor on the Effective Date.  In order to exercise such right, the Institutional Investor shall deliver a written notice (an “Additional Preferred Units Notice”) to the General Partner and to the Intrepid Investor setting forth the request and the number of Preferred Units to be issued by the Partnership.  Upon receipt of the Additional Preferred Units Notice for a period of ten (10) Business Days after receiving such notice, the Intrepid

Investor may elect to purchase up to three percent (3%) of the number of Preferred Units identified in the Additional Preferred Units Notice by delivering a written notice to the General Partner and the Institutional Investor notifying them of such election and irrevocably committing to purchase an identified number of Preferred Units.  After the conclusion of such ten (10) Business Days, the General Partner and the Board shall be required to cause the Partnership (x) to enter into a purchase agreement with the Institutional Investor and, if the Intrepid Investor elects to participate, the Intrepid Investor, in substantially the same form attached hereto as Exhibit A (with any such changes to the extent the parties thereto may mutually agree) and (y) to issue the number of Preferred Units set forth in the Additional Preferred Units Notice within twenty (20) Business Days of receipt of the Additional Preferred Units Notice in accordance with such Securities Purchase Agreement.  The Partnership shall use the proceeds from the issuance of such Preferred Units to the Institutional Investor and, if the Intrepid Investor elected to participate, the Intrepid Investor, solely to apply to outstanding Indebtedness of the Partnership and its Subsidiaries under the Senior Debt Agreements or any other agreements governing any material Indebtedness of the Partnership or any of its Subsidiaries (including a Replacement Credit Agreement) so as to remedy the applicable condition(s) described in clauses (A) and (B) of this Section 3.1(c)(ii).

(iii)If (A) additional Preferred Units are to be issued pursuant to Section 3.1(c)(i) or Section 3.1(c)(ii) at any time during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, (B) the total number of Preferred Units then outstanding is not in excess of 800,000 Preferred Units and (C) the Intrepid Investor does not elect to purchase three percent (3.0%) of the proposed issuance (whether by failing to respond or expressly declining to participate), then the Institutional Investor shall have ten (10) Business Days after such failure or refusal by the Intrepid Investor to deliver to the Intrepid Investor a written election notice, which shall be irrevocable (a “Purchase Notice”), stating that the Institutional Investor commits to purchase the Preferred Units held by the Intrepid Investor and its Permitted Transferees, if any, at a price per Preferred Unit equal to the lesser of (1) $650.00 and (2) sixty-five percent (65.0%) of the fair market value of a Preferred Unit, payable in cash or immediately available funds; provided, however, in no event will the Institutional Investor have the right to so purchase Preferred Units from the Intrepid Investor and its Permitted Transferees, if any, pursuant to the Purchase Election if the Intrepid Investor and its Permitted Transferees, if any, (X) then own not less than a total of 24,000 Preferred Units in the aggregate (including any Preferred Units proposed by Intrepid to be purchased concurrently with such proposed issuance) or (Y) has or have elected to purchase a number of additional Preferred Units such that the total number of Preferred Units that will be owned after giving effect to such purchase(s) by the Intrepid Investor and its Permitted Transferee(s), if any, will not be less than 24,000.  The closing of the purchase by the Institutional Investor from the Intrepid Investor and its Permitted Transferee(s), if any, of the Preferred Units owned by the Intrepid Investor and such Permitted Transferee(s) shall occur within ten (10) Business Days after delivery of the Purchase Notice to the Intrepid Investor.

(iv)At any time following the Effective Date, the Partnership may issue Common Units, as determined by the General Partner.

(d)General Partner Interest.  On the Effective Date, the General Partner retained the General Partner Interest in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement.

3.2Capital Accounts.

(a)Maintenance of Capital Accounts.  The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulation Section 1.704-l(b)(2)(iv).  For this purpose, upon the occurrence of the events specified in Treasury Regulation Section 1.704-l(b)(2)(iv)(f) (including a transaction to redeem any Preferred Unit pursuant to this Agreement), the Capital Account of each Partner and the Book Value of each asset of the Partnership immediately prior to the occurrence of such event shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such asset, and any such unrealized gain or unrealized loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its Fair Market Value immediately prior to such event and had been allocated to the Limited Partners at such time pursuant to Section 12.2(c);  provided,  however, that in the event of (i) an issuance of Units for a de minimis amount of cash or contributed property, (ii) a Distribution of a de minimis amount of cash or property to a Partner, or (iii) an issuance of a de minimis amount of Units as consideration for the provision of services, the General Partner in its reasonable judgment may determine that such adjustments are unnecessary for the proper administration of the Partnership; provided further, that with prior approval of the Board and the Institutional Investor, the General Partner may determine that no adjustments shall be made pursuant to this Section 3.2(a).

(b)Computation of Profits and Losses.  For purposes of computing the Profits or Losses of the Partnership for any period, and any item of the Partnership’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, that:

(i)the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-l(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes;

(ii)if the Book Value of any of the Partnership’s property is adjusted pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)items of income, gain, loss or deduction attributable to the disposition of the Partnership’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv)items of depreciation, amortization and other cost recovery deductions with respect to the Partnership’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(g); and

(v)to the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Code Sections 732(d),  734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

3.3Negative Capital Accounts.  No Partner shall be required to pay to any other  Partner or the Partnership any deficit or negative balance that may exist from time to time in such Partner’s Capital Account (including upon and after dissolution, termination, or cancellation of the Partnership).

3.4No Withdrawal.  No Partner shall be entitled to withdraw any part of such Partner’s Capital Contributions or Capital Account balance or to receive any Distribution from the Partnership, except as expressly provided herein.

3.5Loans From Partners.  Loans by Partners to the Partnership shall not be considered Capital Contributions.  If any Partner shall loan funds to the Partnership in excess of the amounts required hereunder to be contributed by such Partner to the capital of the Partnership, the making of such loans shall not result in any increase in the amount of the Capital Account of such Partner.  The amount of any such loans shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.6Distributions of Property.  To the extent that the Partnership distributes property (other than cash and other than the Partnership making accruals that are added to the Preference Accrual pursuant to Section 4.1(b)) in kind to the Partners, the Partnership shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value and any resulting gain or loss shall be allocated to the Partners’ Capital Accounts in accordance with Sections 4.2 through 4.4.

3.7Transfer of Capital Accounts.  The original Capital Account established for each Substituted Partner shall be in the same amount as the Capital Account of the Partner (or portion thereof) to which such Substituted Partner succeeds, at the time such Substituted Partner is admitted as a Partner of the Partnership.  The Capital Account of any Partner whose Interest in the Partnership shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Partner or the repurchase of Units shall be appropriately adjusted to reflect such Transfer or repurchase.  Any reference in this Agreement to a Capital Contribution of or Distribution to a Partner that has succeeded any other Partner shall include any Capital Contributions or Distributions previously made by or to the former Partner on account of the Units of such former Partner Transferred to such Partner.

3.8Certain Adjustments.  If the Partnership at any time subdivides (by any Unit split or otherwise) any Units, as applicable, into a greater number of Units, the Partnership shall also subdivide each Common Unit or Preferred Unit, respectively, outstanding immediately prior to such subdivision based upon the same ratio, and if the Partnership at any time combines (by reverse Unit split or otherwise) any Units, as applicable, into a smaller number of Units, the Partnership shall also combine each Common Unit or Preferred Unit, respectively, outstanding immediately prior to such combination based upon the same ratio.

ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS; REDEMPTION

4.1Distributions(a)Tax Distributions.  To the extent the Partnership has Available Cash, the Partnership shall distribute to each holder of Preferred Units with respect to each Fiscal Quarter, an amount of cash (a “Tax Distribution”) that in the good faith judgment of the General Partner equals the excess, if any, of (A) the product of (i) the cumulative amount of taxable income allocable to such holder of Preferred Units (or the predecessor holder of such Preferred Units) (and (x) including any income treated as a guaranteed payment or a payment other than in its capacity as a Partner to a holder of Preferred Units pursuant to Code Section 707, (y) including any amounts arising from Code Section 704(c) and (z) calculated using actual cost depletion for each Partner as computed under Section 4.5(d) since the inception of the Partnership (net of taxable losses allocated to each holder of Units (or the predecessor holder of such Units) since inception of the Partnership and not previously taken into account under this clause), multiplied by (ii) the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income (calculated for all holders of Preferred Units using the Board’s determination of the highest maximum combined marginal federal, state and local income tax rates to which any holder of Preferred Units may be subject and taking into account the character of such taxable income and the deductibility of state income tax for federal income tax purposes, subject to any applicable limitations on deductibility) over (B) the cumulative amount of Distributions in cash made to such holder of Preferred Units; provided that the amount computed in clause (A)(i) shall be determined without taking into account any taxable income allocated to the holder of Preferred Units as a result of such holder having an initial Capital Account attributable to such Preferred Units that is less than the initial Base Preferred Return Amount (for the avoidance of doubt, this “provided” clause shall not apply to and Tax Distributions shall be made with respect to taxable income allocated as a result of the allocation of Profits pursuant to Section 4.2(a)).  For the purposes of calculating the amounts payable under Sections 4.1(b),  (c), or (d), Tax Distributions shall be treated as advances of any amounts holders of Preferred Units are entitled to receive pursuant to Sections 4.1(b),  (c), or (d), as applicable, and shall be offset against any amounts holders of Preferred Units are entitled to receive pursuant to or in accordance with Sections 4.1(b),  (c), or (d), as applicable.  Notwithstanding the foregoing, in no event shall the Intrepid Investor be entitled to a Tax Distribution pursuant to this Section 4.1(a) on a per Preferred Unit basis that exceeds the Tax Distribution made or to be made to the Institutional Investor on a per Preferred Unit basis.

(b)Preferred Distributions.  Persons holding Preferred Units shall be entitled to receive, on each Preferred Payment Date, with respect to the Fiscal Quarter then ended, a Distribution in cash with respect to each Preferred Unit in an amount equal to the product of (i) the Preferred Distribution Rate multiplied by (ii) the Preference Accrual (the “Quarterly Distribution Amount”); provided, however, that if the Effective Date is a day other than the first day of a Fiscal Quarter, then the first payment made hereunder shall be prorated accordingly.  The Partnership shall pay such Distributions on the Preferred Units in cash, unless prohibited by the Senior Debt Agreements or any Replacement Credit Agreement.  If any Distribution (or portion thereof) contemplated by this Section 4.1(b) is not paid in cash in accordance with the terms of this Agreement, then such Distribution (or portion thereof) shall accrue and shall be added to the Unpaid Amounts and thereupon become part of the Preference Accrual with respect to such Preferred Unit.  In furtherance of the foregoing, all additions to the Preference Accrual resulting from such Distribution being less than the Quarterly Distribution Amount shall be deemed made automatically and without any further action by the Partnership, the General Partner, or any other Person and therefore shall become part of the Preference Accrual.  At least two (2) Business Days prior to any applicable Preferred Payment Date, the Partnership shall notify the Preferred Partners in writing as to whether the Partnership has elected to pay the Distribution contemplated by this Section 4.1(b) in respect of the applicable Fiscal Quarter in cash on such Preferred Payment Date or has elected instead to defer payment of such Distribution and have the accrued but unpaid amount of such Distribution added to the Unpaid Amounts.  In addition to the foregoing, the Partnership may make cash Distributions with respect to any Unpaid Amounts on a date other than a Preferred Payment Date, as determined by the General Partner.

(c)Distributions on Preferred Units; Distributions on Common Units.

(i)After the first anniversary of the Effective Date and prior to the date on which there are no Preferred Units issued and outstanding, on any Preferred Payment Date, following the payment of all Distributions under Section 4.1(b), the General Partner may (but shall not be obligated to) make cash Distributions from Available Cash to the Preferred Partners, pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner, with such Distributions being applied toward the Base Preferred Return Amount for each outstanding Preferred Unit or the redemption of the Preferred Units held by such Preferred Partners in accordance with Article XIV.  With respect to any redemption of a Preferred Unit under this Section 4.1(c)(i), it is understood and agreed that the amount paid in respect of such redemption shall be applied first to the amount by which the Preference Accrual exceeds the Unreturned Capital in respect of each Preferred Unit until such excess has been reduced to zero, then to the amount by which the Base Preferred Return Amount exceeds the Unreturned Capital with respect to such Preferred Unit until such excess has been reduced to zero, then to the Unreturned Capital with respect to such Preferred Unit.

(ii)Each Distribution in accordance with Section 4.1(d)(iv) and any other Distribution made by the Partnership following the date on which there are no Preferred Units issued and outstanding shall be made by the Partnership to the holders of the Common Units (pro rata in accordance with their Proportional Share).  The Partnership shall not make any Distributions on the Common Units until all Preferred Units are redeemed in full such that there are no Preferred Units issued and outstanding.

(d)Distributions upon Change of Control and Certain Other Transactions.  In the event of a Distribution of assets or properties of the Partnership in connection with a Change of Control, an Exit Transaction, any Disposition Transaction, any transaction under Section 14.1 (if all Preferred Units are redeemed), a transaction under Section 14.2, or a transaction under Section 14.3 (that does not trigger a dissolution or liquidation of the Partnership or a Partner’s Interest (within the meaning of Treasure Regulations Section 1.704-1(b)(2)(ii)(g)) pursuant to Article XII, each Partner shall receive, after any required payments under the Senior Debt Agreements or Replacement Credit Agreement, the portion of the aggregate consideration from such transactions described above, that such Person would have received if such aggregate consideration paid in connection with such transaction had been distributed by the Partnership in the following order of priority:

(i)first, an amount to the holders of Preferred Units, pro rata in proportion to the Preferred Units held by such holders of Preferred Units, until the aggregate amount, if any, by which the Preference Accrual exceeds the Unreturned Capital, with respect to each such holder’s Preferred Units, has been reduced to zero;

(ii)second, an amount to the holders of Preferred Units, pro rata in proportion to the Preferred Units held by such holders of Preferred Units, until the aggregate amount, if any, by which the Base Preferred Return Amount exceeds Unreturned Capital, with respect to each such holder’s Preferred Units, has been reduced to zero;

(iii)third, to the holders of Preferred Units, pro rata in proportion to the Preferred Units held by such holders of Preferred Units, until the aggregate Unreturned Capital with respect to each such holder’s Preferred Units has been reduced to zero and the Preferred Partners have received aggregate Distributions in an amount that yields the Base Preferred Return Amount with respect to each Preferred Unit; and

(iv)fourth, to the holders of Common Units (pro rata in accordance with their Proportional Share).

4.2Allocations.  For purposes of maintaining Capital Accounts and in determining the Profits and Losses of the Partners among themselves, Profits and Losses for any Fiscal Year or any Fiscal Period shall be allocated among the Partners as provided herein below.

(a)Profits.  After making the allocations required by Section 4.3 and Section 4.4, Profits for any Fiscal Year or Fiscal Period shall be allocated as follows:

(i)first, 100% to Preferred Partners, pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner, until the aggregate Profits allocated to the Preferred Partners pursuant to this Section 4.2(a)(i) for the current and all previous taxable periods is equal to the aggregate Losses allocated to the Preferred Partners pursuant to Section 4.2(b)(ii) for the current and all previous taxable periods;

(ii)second, 100% to the Preferred Partners pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner, until the amount of Profits allocated to the Preferred Partners pursuant to this Section 4.2(a)(ii) for the current and all previous taxable periods is equal to the amount of return accruing to each Preferred Partner sufficient to generate an IRR with respect to each Preferred Unit held by a Preferred Partner of fourteen percent (14%); provided that, for the avoidance of doubt, clause (ii) of the definition of Base Preferred Return Amount shall not be taken into account in making allocations of Profits unless Preferred Units are redeemed pursuant to Section 14.1 at a time when clause (ii) of the definition of Base Preferred Return Amount exceeds clause (i) of such definition; and

(iii)third,  100% to the holders of Common Units, pro rata in accordance with their respective Proportional Share.

(b)Losses.  After making the allocations required by Section 4.3 and Section 4.4, Losses for any Fiscal Year or Fiscal Period shall be allocated as follows:

(i)first, 100% to the holders of Common Units, pro rata in accordance with their respective Proportional Share, until the Adjusted Capital Account in respect to each Common Unit has been reduced to, but not below, zero; and

(ii)second, to the Preferred Partners, pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner.

4.3Special Allocations(a)Partnership Minimum Gain Chargeback.  Notwithstanding any other provisions of this Section 4.3, if there is a net decrease during a Taxable Year in Partnership Minimum Gain, items of income or gain of the Partnership for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f)(6) and (g) (2) and Section 1.704-2(j)(2)(i), or any successor provisions.  This Section 4.3(a) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(g) and shall be interpreted consistently therewith.

(b)Partner Nonrecourse Debt Minimum Chargeback.  Notwithstanding any other provisions of this Section 4.3 (other than Section 4.3(a)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Taxable Year, each Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of the such Taxable Year shall be allocated items of income or gain of the Partnership for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Sections 1.704-2(i)(4) and 1.704‑2(j)(2)(ii), or any successor provisions.  This Section 4.3(b) is intended to comply with the chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(c)Nonrecourse Deductions.  Nonrecourse Deductions for any Taxable Year shall be allocated to each Partner ratably among such Partners based upon the manner in which Profits are allocated among the Partners for such Taxable Year (and if no Profits are allocated in any Taxable Year, based on the Partners’ Pro Rata Shares).

(d)Partner Nonrecourse Deductions.  Losses attributable to Partner Nonrecourse Deductions for any Taxable Year shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).

(e)Qualified Income Offset.  If any Partner that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) has a deficit balance in its Adjusted Capital Account as of the end of any Taxable Year, computed after the application of Section 4.2 but before the application of any other provision of this Article IV, then items of income or gains of the Partnership for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such deficit balance in its Adjusted Capital Account.  This Section 4.3(e) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(f)Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.3(f)  shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in Sections 4.2 and 4.3 have been tentatively made as if Section 4.3(e) and this Section 4.3(f) were not in this Agreement.

(g)Allocation of Certain Profits and Losses.  Profits and Losses described in Section 3.2(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m).

(h)Special Allocations with Respect to the Preferred Units.

(i)Items of gross income shall be allocated to each Preferred Partner until the cumulative allocations of items of gross income to each Preferred Partner pursuant to this Section 4.3(h)(i) equal the cumulative amount of Simulated Depletion allocated to each Preferred Partner pursuant to Section 4.3(j);

(ii)Consistent with Section 3.1(a), the Partnership shall be treated as making a guaranteed payment to each of the Institutional Investor and the Intrepid Investor within the meaning of Code Section 707 in an amount equal to the Institutional Investor’s and the Intrepid Investor’s respective share of the Sanchez Shares and Warrants Amount (as set forth on Schedule A hereto) and the resulting deductions shall be allocated to the Sanchez Investor.

(i)Regulatory Allocations.  The allocations set forth in Sections 4.3(a)-(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations.  The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make the Partnership’s Distributions.  Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations.  In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero.

(j)Simulated Items.  The Simulated Basis in each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners in accordance with the Partners’ Pro Rata Shares at the time of the acquisition of such property.  Simulated Depletion, Simulated Gain, and Simulated Loss with respect to each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners in proportion to the manner in which the Simulated Basis of such property is allocated among the Partners and the Partnership shall elect the cost method for purposes of calculating Simulated Depletion with respect to each oil and gas property.

4.4Offsetting Allocations.  If, and to the extent that, any Partner is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Partner and the Partnership pursuant to Sections 83,  482, or 7872 of the Code or any similar provision now or hereafter in effect, the General Partner shall allocate any corresponding Profit or Loss to the other Partners of the Partnership.

4.5Tax Allocations.

(a)Allocations Generally.  The income, gains, losses, deductions and credits of the Partnership will be allocated for federal, state and local income tax purposes among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)Code Section 704(c) Allocations.  Items of the Partnership’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.  In addition, if the Book Value of any of the Partnership’s asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704‑l(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).  The General Partner shall determine all allocations pursuant to this Section 4.5(b).

(c)Allocation of Tax Credits, Tax Credit Recapture, Etc.  Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their Interests in such items as determined by the General Partner taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(d)Depletion.

(i)The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall, in accordance with Section 613A(c)(7)(D) of the Code, be computed for federal income tax purposes separately by the Partners rather than the Partnership.  Except as provided in Section 4.5(b), for purposes of such computation, the proportionate share of the adjusted tax basis of each oil and gas property shall be allocated among the Partners in accordance with the Partners’ Pro Rata Shares at the time of the acquisition of such property.  Each Partner, with the assistance of the General Partner, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership.  Upon the request of the General Partner, each Partner shall advise the General Partner of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection.  The General Partner may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto.  When reasonably requested by a Partner, the Partnership shall provide all available information needed by the Partner to comply with the record keeping requirements of this section.

(ii)Except as provided in Section 4.5(b), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Partners as follows:

(A)first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same percentages as the depletable basis of such property was allocated to the Partner pursuant to Section 4.5(d)(i); and

(B)second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the total amount realized allocated to each Partner under this Section 4.5 will equal such Partner’s share of the proceeds derived by the Partnership from such sale or disposition.

(iii)The Partnership will maintain the books and records regarding its properties, broken down by property and by Partner, and will prepare and provide to the Partners documentation and schedules, broken down by Partner, reasonably necessary and requested by any Partner so that the Partners can comply with their obligations under this Section 4.5(d).

(e)Effect of Allocations.  Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect any Partner’s Capital Account.

(f)General.  For purposes of maintaining Capital Accounts and for allocations of Profits, Losses, and Distributions, any Unit holder shall be treated as a Partner.

4.6Withholding and Indemnification for Payments on Behalf of a Partner.  The Partnership may withhold Distributions with respect to any Unit or portions thereof if it is required by applicable law to make any payment to a Governmental Authority that is specifically attributable to a Partner (as determined by the General Partner) with respect to Units held by such Person (including, without limitation, federal withholding taxes, state personal property taxes, state and local severance or extraction taxes, state unincorporated business taxes, and any taxes arising under Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws, and, in each case, any interest and penalties attributable thereto) and each such Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any such payment that the General Partner determines that the

Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner with respect to Units held by such Person pursuant to this Agreement.  Any amounts withheld pursuant to this Section 4.6 will be treated as having been distributed to such Partner.  To the extent that the cumulative amount of such withholding for any period exceeds the Distributions to which such Partner is entitled for such period with respect to Units held by such Person, the Partnership will provide notice to such Partner and (i) such amount will be treated as having been distributed to such Partner as an advance against the next Distributions that would otherwise be made to such Partner with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (ii) if requested in writing by the General Partner, contributed by such Partner to the Partnership within fifteen (15) days of demand therefore.  Any tax liability paid by the Partnership pursuant to the Bipartisan Budget Act of 2015 shall be allocated to the Partners in accordance with a determination of the Board.  If a Partner fails to comply with its obligation to contribute to the Partnership pursuant to clause (ii) above, such Partner shall indemnify the Partnership in full for the entire amount paid by the Partnership (including interest, penalties and related expenses).  Each Partner will furnish the General Partner with such information as may reasonably be requested by the General Partner from time to time to determine whether withholding is required and the amount thereof, and each Partner will promptly notify the General Partner if such Partner determines at any time that it is subject to withholding.  A Partner’s obligation to indemnify and make contributions to the Partnership under this Section 4.6 shall survive the termination, dissolution, liquidation, cancellation, and winding up of the Partnership, and for purposes of this Section 4.6, to the fullest extent permitted by applicable law, the Partnership shall be treated as continuing in existence.  The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 4.6 if a Partner does not comply with the provisions in this Section 4.6, including instituting a lawsuit to collect such contribution and indemnification amounts required to be paid to the Partnership, with interest calculated at a rate equal to the lesser of the (i) Maximum Lawful Rate and (ii) the Prime Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Quarter.

4.7Order of Redemptions.  With respect to any redemption of Preferred Units contemplated under this Agreement, such redemption shall be effected first with respect to Preferred Units that were issued on the earliest issuance date as compared with all Preferred Units then outstanding.

ARTICLE V
MANAGEMENT

5.1Generally.  The General Partner shall conduct, direct and exercise full control over all activities and operations of the Partnership.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any right of control or management power over the business and affairs of the Partnership.  Decisions or actions taken by the General Partner in accordance with the provisions of this Agreement shall constitute decisions or actions by the Partnership and shall be binding on each Partner and employee, if any, of the Partnership.  Any Person dealing with the Partnership, other than a Partner or a Partner’s Affiliate, may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.  No Limited Partner in its capacity as a Limited Partner shall have any right or authority to take any action on behalf of the Partnership or to bind or commit the Partnership to any agreement, transaction or other arrangement with respect to third parties or otherwise or to hold itself out as an agent of the Partnership.  Notwithstanding any contrary provisions in this Agreement, (a) in no event shall a Limited Partner be considered a general partner of the Partnership by agreement, estoppels, as a result of the performance of its duties or otherwise, and (b) the Limited Partners shall not be deemed to be participating in the control of the business of the Partnership within the meaning of the Act as a result of any actions taken by a Limited Partner hereunder.  The General Partner shall comply with the terms of the GP LLC Agreement in managing the Partnership.

5.2Authority of the General Partner.  Subject to Section 2.4, Section 5.1 and Section 5.9, the General Partner shall have the power, right and authority to take all actions which the General Partner deems necessary, useful or appropriate for the management and conduct of the Partnership’s business or to the accomplishment of the purposes of the Partnership.

5.3Appointment, Withdrawal and Removal of the General Partner(a)Withdrawal of the General Partner.  The General Partner may not withdraw from the Partnership except as set forth in the next succeeding sentence.  The General Partner shall be deemed to have withdrawn from the Partnership immediately following the occurrence of any of the following events (each, an “Event of Withdrawal”): (i) if the General Partner Transfers all of its General Partner Interest in accordance with the terms of this Agreement, then upon the admission of the successor General Partner; and/or (ii) if the General Partner is removed in accordance with Section 5.3(b), then upon the admission of the successor General Partner.  If an Event of Withdrawal occurs, the General Partner shall give written notice thereof to the Limited Partners within 30 days thereafter.  Notwithstanding the foregoing or anything to the contrary herein, the General Partner shall not withdraw (including by Transfer of its Interests) without the prior written consent of the Credit Agreement Agent.

(b)Removal of the General Partner.  The General Partner may be removed by the affirmative vote of the Common Partners holding a majority of the outstanding Common Units, voting together as a single class, and the affirmative vote of the Preferred Partners holding a majority of the outstanding Preferred Units, voting together as a single class.  Any such action by the Common Partners and the Preferred Partners must also provide for the election of a successor General Partner immediately prior to such action by vote of the Common Partners holding a majority of the outstanding Common Units, voting together as a single class, and by vote of the Preferred Partners holding a majority of the outstanding Preferred Units, voting together as a single class, respectively.  Notwithstanding the foregoing or anything to the contrary herein, the General Partner may not be removed without the prior written consent of the Credit Agreement Agent.

(c)Impact of Event of Withdrawal.  Upon the occurrence of an Event of Withdrawal, the General Partner hereby waives any and all rights to any and all distributions, payments or other amounts which may otherwise be payable pursuant to Section 17-604 of the Delaware Act and agrees that all right, title and interest in and to such General Partner Interest held by the former General Partner shall immediately be fully vested in the successor General Partner appointed as set forth in Section 5.3(b) above.

5.4Discharge of Duties; Reliance on Reports.  The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by such Person to be genuine and to have been signed or presented to the General Partner.  The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion, statement, report or information of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

5.5Compensation and Reimbursements.  The General Partner shall not receive from the Partnership any compensation for managing the affairs of the Partnership; provided that the General Partner shall be reimbursed by the Partnership for all out-of-pocket costs and expenses that the General Partner incurs or payments it makes on behalf of the Partnership.

5.6Outside Activities.  The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to its performance as general partner or managing member, if any, of one or more of the Partnership or any of its Subsidiaries.

5.7Information Rights.  Each holder of Preferred Units shall have the right to receive all of the following information from the Partnership, and the Partnership shall, and shall cause each of its Subsidiaries to, provide to each such Person:

(a)as soon as available but, in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters, unaudited consolidated statements of income and cash flows of the Partnership and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such Fiscal Quarter (collectively, the “Quarterly Statements”). All Quarterly Statements shall be prepared in accordance with GAAP (subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments for recurring accruals) and shall be accompanied by a reasonably detailed description of the business activities that took place during such Fiscal Quarter and a summary business plan for the Fiscal Quarter following such Fiscal Quarter;

(b)within sixty (60) days after the end of each Fiscal Year, audited consolidated statements of income and cash flows of the Partnership and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such Fiscal Year (collectively, the “Annual Statements”).  All Annual Statements shall be prepared in accordance with GAAP and shall be accompanied by (i) with respect to the consolidated portions of the Annual Statements, an opinion of an independent accounting firm of recognized national standing acceptable to the Board, (ii) a copy of such firm’s annual management letter to the Board or the governing board of directors or managers of any Subsidiary of the Partnership and (iii) a reasonably detailed description of the business activities that took place during such Fiscal Year and a summary business plan for the Fiscal Year following such Fiscal Year;

(c)promptly upon receipt or preparation thereof, but in any event within sixty (60) days after the end of each Fiscal Year, an annual petroleum engineer report prepared by an independent third-party petroleum engineer, including an ARES or similar database (the “Third Party Reserve Report”);

(d)promptly upon completion thereof, a petroleum engineer report prepared internally as a semi-annual update to the most recent Third Party Reserve Report, including an ARES or similar database;

(e)(i) not later than thirty (30) days prior to the end of each Fiscal Year, an annual operating and capital budget prepared on a monthly basis for the Partnership and its Subsidiaries for the following Fiscal Year, (ii) promptly upon completion thereof, any other significant budgets prepared by the Partnership or any of its Subsidiaries and any material revisions of such annual or other budgets and (iii) simultaneously with the delivery of any Annual Statements or Quarterly Statements, as applicable, a comparison of (A) such Annual Statements or Quarterly Statements to the annual budget or quarterly portion thereof for such Fiscal Year or Fiscal Quarter, as applicable, and (B) the Partnership’s and its Subsidiaries’ capital expenditures for such Fiscal Year or Fiscal Quarter to the corresponding annual budget or quarterly portion thereof, as applicable;

(f)promptly upon completion thereof, but in any event within forty-five (45) days after the end of each month, monthly operating and financial reports prepared by or on behalf of the Partnership;

(g)within sixty (60) days of the end of each Fiscal Quarter, monthly LOS statements;

(h)within forty-five (45) days of the end of each Fiscal Quarter, a list of wells drilled (including, but not limited to, spud date, completion date, authority for expenditures, actual capital expenditures, target formation, lateral lengths, completion design issues, location and first sales), and, if so requested, any seismic, logging and other technical information acquired by the Partnership;

(i)within sixty (60) days of the end of each Fiscal Year, a list of acreage held by the Partnership and the SN Maverick in the AMI, including, but not limited to, gross and net acres, any material information regarding leases and a listing of any lease expirations and continuous drilling obligations in the upcoming year;

(j)on November 30 and May 31 of each year, a semi-annual plan of the Partnership, including (i) a forecast for the next six (6) months that includes anticipated production, NYMEX prices, realized prices, revenues, operating costs and capital expenditures, and (ii) a capital budget, including planned locations for new wells;

(k)promptly upon the reasonable request of any Preferred Partner, such other reports and information (in any form, electronic or otherwise) that are customarily provided to a holder of equity in a similar company, including information requested by a Preferred Partner to file tax returns and any other information reasonably requested by the Preferred Partners holding a majority of the Preferred Units;

(l)simultaneously with the initial delivery thereto, copies of material notices and reports and other material information provided by the Partnership to any of its or its Subsidiaries’ lenders;

(m)(A) copies of any notice provided by SN Maverick or Blackstone Newco under the Joint Development Agreement and access to any virtual or electronic data room provided to the working interest owners under the Joint Development Agreement, (B) copies of information and notices provided to UnSub or by UnSub under the Hydrocarbon Marketing Agreement, and (C) copies of information and notices provided to UnSub or by UnSub under the Sanchez Letter Agreement;

(n)five (5) Business Days’ advance notice prior to (i) the Partnership’s execution of any Material Contract or any amendment thereto accompanied by a copy of such proposed Material Contract or amendment or (ii) the Partnership’s entry into any contract, arrangement, transaction or series of transactions with an Affiliate of UnSub in excess of $10 million, including (A) a description of such transaction, agreement or contract accompanied by a copy of such contract or agreement and (B) a certification from a financial officer of UnSub that the transaction meets the criteria set forth in Section 5.7(b)(xiii) of the GP LLC Agreement; and

(o)within thirty (30) days of the end of each Fiscal Quarter, a report describing in reasonable detail sales of any Joint Properties (as defined in the GP LLC Agreement) by Sanchez Investor, or any of its Affiliates, since the Partnership’s inception.

5.8Enforcement of Affiliate Contracts.  Each of the Partners agree that any term or condition of any arrangement, agreement or contract between the Partnership or any of its Subsidiaries, on the one hand, and any Affiliate of a Partner (excluding at any pertinent time, any Subsidiary of the Partnership), on the other hand, other than the APC/KM PSA, shall be exercised or enforced pursuant to Section 5.9 of the GP LLC Agreement by the Class A Member or Class B Member of the General Partner as set forth therein; provided, however, that any such exercise or enforcement shall not entitle such non-Affiliated Partner to vary any obligation of the Partnership or of such Affiliate under such arrangement, agreement or contract.  The General Partner will provide to the non-Affiliated Partner copies of all formal notices or material correspondence under any of such arrangements, agreements or contracts at the same time as delivery to any counterparty under such arrangements, agreements or contracts.  For clarity, the foregoing shall not permit the Class B Member to enforce the rights and obligations of the General Partner, the Partnership or any of its Subsidiaries under the Joint Development Agreement or any Operating Agreement to the extent that the term or condition of such arrangement, agreement or contract relates solely to a party that is not an Affiliate of a Partner or of the General Partner (provided, for the avoidance of doubt, the foregoing shall not limit the Class B Member, or its board member’s rights, under Section 5.7(a) and 5.7(b) of the GP LLC Agreement); provided,  further that for clarity, the Class B Member shall be entitled to direct the exercise and enforcement by the General Partner, the Partnership or a Subsidiary of the Partnership under the Joint Development Agreement or any Operating Agreement to the extent that (i) the term or condition of such arrangement, agreement or contract relates to a party that is an Affiliate of a Partner or Affiliate of the Partnership and the Class B Member reasonably determines in good faith that there is a conflict of interest by the applicable member of the Sanchez Group in exercising or enforcing such term or condition or (ii) either the applicable member of the Sanchez Group or the Partnership is then in breach of the applicable arrangement, agreement or contract.

5.9Independent Director; Separateness Covenants.

(a)Notwithstanding anything to the contrary in this Agreement, at any time during which an Independent Director is required to be appointed to the Board, none of the General Partner, the Partnership or any officer or agent of the General Partner on behalf of the Partnership shall, without the consent of the entire Board, including the Independent Director, take any action that would result in a Bankruptcy Event (as defined in the GP LLC Agreement) of the Partnership; adopt a plan of liquidation of the Partnership; take any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Partnership, or seeking to adjudicate the Partnership as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Partnership; appoint a receiver, trustee, custodian or other similar official for Partnership, or for all or any material portion of the assets of the Partnership; or make a general assignment for the benefit of the creditors of the Partnership.

(b)The Partnership shall comply with, and the General Partner shall cause the Partnership to comply with, the covenants set forth in Section 5.13 of the GP LLC Agreement, which covenants are deemed incorporated by reference herein.

ARTICLE VI
RIGHTS AND OBLIGATIONS OF THE PARTNERS;
INDEMNIFICATION; CONFIDENTIALITY

6.1Limitation of Liability.  Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner of the Partnership.  Except as otherwise provided in this Agreement, a Limited Partner’s liability (in its capacity as a Limited Partner) for debts, liabilities and losses of the Partnership shall be limited to such Limited Partner’s Pro Rata Share of the Partnership’s assets.

6.2No Right of Partition.  No Partner shall have the right to seek or obtain partition by court decree or operation of law of any of the Partnership’s property, or the right to own or use particular or individual assets of the Partnership.

6.3Indemnification.

(a)Generally.  Subject to the obligation of a Partner to indemnify the Partnership in accordance with Section 4.6, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified

Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment, substitution or replacement), against all documented, out-of-pocket expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person by reason of the fact that such Person (or any of its respective Affiliates, officers, directors, liquidators, partners, stockholders, managers, members or employees) is or was serving as a Partner, member, Director or officer of the Partnership or the General Partner, as applicable, or is or was serving at the request of the Partnership or the General Partner as a managing member, manager, officer, or director of a Subsidiary of the Partnership; provided, that (i) such Indemnified Person acted in good faith and in a manner such Indemnified Person believed to be in or not opposed to the best interests of the Partnership and its Subsidiaries and (ii) with respect to any criminal action or proceeding, such Indemnified Person had no reasonable cause to believe his conduct was unlawful; and provided,  further that, unless the General Partner (with the consent of the Investor Representative) otherwise determines, no Person shall be entitled to indemnification hereunder with respect to a proceeding (A) initiated by such Person or (B) between such Person, on the one hand, and any of the General Partner, the Partnership or its Subsidiaries on the other, in each case, other than a proceeding to enforce such Indemnified Person’s rights under this Section 6.3.  Except for any proceeding described in clauses (A) or (B) of the preceding sentence (in each case, other than a proceeding to enforce an Indemnified Person’s rights under this Section 6.3), reasonable, documented out-of-pocket expenses (including attorneys’ fees and expenses) incurred by any Indemnified Person in defending a proceeding for which indemnification may be available under this Section 6.3 shall be paid by the Partnership or its Subsidiaries in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction (which determination is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) that such Indemnified Person is not entitled to be indemnified by the Partnership or its Subsidiaries.

(b)Fund Indemnitors.  The Partnership hereby acknowledges that certain Indemnified Persons have certain rights to indemnification, advancement of expenses or insurance provided by The Blackstone Group L.P. and certain of its Affiliates, GSO and certain of its Affiliates or Intrepid and certain of its Affiliates (collectively, the “Fund Indemnitors,” and the Indemnified Persons benefitting from such rights to indemnification, and other rights, from the Fund Indemnitors, the “Fund Indemnified Persons”).  The Partnership hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnified Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnified Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an applicable Fund Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, without regard to any rights any Fund Indemnified Person may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Partnership further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Fund Indemnified Person with respect to any claim for which a Fund Indemnified Person has sought indemnification from the Partnership shall affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Fund Indemnified Person against the Partnership.  The Partnership acknowledges and agrees, notwithstanding anything herein to the contrary, that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 6.3(b).

(c)Nonexclusivity of Rights.  The right to indemnification and the advancement of expenses conferred in this Section 6.3 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law, decision of the General Partner or otherwise.

(d)Insurance.  The General Partner, on behalf of the Partnership, may maintain insurance, at the Partnership’s expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.3(a), whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.3.

(e)Limitation.  Notwithstanding anything contained in this Agreement to the contrary (including in this Section 6.3), any indemnity by the Partnership relating to the matters covered in this Section 6.3 shall be provided out of and to the extent of the Partnership’s assets only, and no Limited Partner (unless such Limited Partner otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof to help satisfy such indemnity by the Partnership (except as expressly provided herein).

(f)Indemnification of Employees and Agents.  The Partnership may, to the extent authorized from time to time by the General Partner, provide rights to indemnification and the advancement of expenses to employees and agents of the Partnership or its Subsidiaries similar to those conferred in this Article VI.

(g)Savings Clause.  If this Section 6.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.3 to the fullest extent permitted by any applicable portion of this Section 6.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.4Actions by the Partners.  There shall be no required meetings of the Partners.  For situations, if any, in which the consent or approval of the Partners (or any subset of the Partners) is expressly required by this Agreement or by applicable law, the Partners may act through written consents, executed by the Partners whose consent or approval is so required.

6.5Corporate Opportunities; Conflicts of Interest; Related Matters(a)Corporate Opportunities and Conflicts of Interest.

(i)Notwithstanding anything in this Agreement to the contrary, the Partnership and each of the Partners acknowledges and agrees that certain of (x) the Institutional Investor’s Affiliates (which, solely for purposes of this Section 6.5(a), shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P. and GSO and its Affiliates and any fund or account managed, advised or subadvised by GSO and its Affiliates) and (y) the Intrepid Investor’s Affiliates (I) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (II) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Partnership and its Subsidiaries as conducted from time to time.  The Partnership and the Partners agree that, subject only to the limitations provided in clause (ii) below, any involvement, engagement or participation of the Institutional Investor and its Affiliates (including any Director designated to the Board by the Institutional Investor), on the one hand, or the Intrepid Investor and its Affiliates, on the other hand, in such investments, transactions and businesses, even if competitive with the Partnership or its Subsidiaries, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable law or this Agreement and shall not be deemed a conflict of interest.  For the purposes of clarity, neither the Institutional Investor nor the Intrepid Investor shall be deemed to violate this Section 6.5 if it or an Affiliate of it shall invest in a fund or other entity, regardless of whether the Institutional Investor or the Intrepid Investor, as applicable, Controls such fund or entity that makes an investment that directly or indirectly competes with the Partnership or its Subsidiaries.

(ii)Each of the Partnership, the General Partner and the Sanchez Investor (on behalf of itself and its respective Affiliates) hereby renounces any co-participation right, expectancy and any other rights (including information rights) with respect to any business opportunity in which the Institutional Investor or the Intrepid Investor participates or desires or seeks to participate that either (x) is not within the purposes of the Partnership as set forth in Section 2.4 or (y) is within such purposes of the Partnership but is not a business opportunity that (i) the Partnership or the General Partner presents to a Director solely in such individual’s capacity as a Director or (ii) is identified to the Director solely through the disclosure of information by or on behalf of the Partnership or the General Partner to the Director (each business opportunity other than those referred to in clauses (x), (y)(i) or (y)(ii) are referred to as a “Renounced Business Opportunity”); for clarity, each of GSO and its Affiliates and the Intrepid Investor and its Affiliates can pursue other opportunities in the AMI.  Neither (a) the Institutional Investor nor any Director appointed by the Institutional Investor to the Board nor any Affiliate of any of the foregoing nor (b) the Intrepid Investor or any of its Affiliates shall have any obligation to communicate or offer any Renounced Business Opportunity to the Partnership or the Sanchez Investor, and any of Institutional Investor or its Affiliates or the Intrepid Investor or its Affiliates may pursue for itself or direct, sell, assign or transfer to a Person other than the Partnership any Renounced Business Opportunity, and any such action shall not be deemed a conflict of interest, a breach of this Agreement, or a breach of any duty.  Notwithstanding anything to the contrary in this Agreement, any business opportunity that is within the purpose of the Partnership (as set forth in Section 2.4) and which is presented to the Institutional Investor or the Intrepid Investor solely by the Partnership or the General Partner (as distinguished from opportunities presented by multiple Persons), will not be pursued by the Institutional Investor or by GSO, on the one hand, or the Intrepid Investor or its Affiliates, on the other hand unless otherwise agreed to in writing by the Sanchez Investor.

(iii)Each of the Partnership and the Partners hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Institutional Investor or any of its Affiliates (including any Director appointed by the Institutional Investor), on the one hand, or the Intrepid Investor or any of its Affiliates, on the other hand, for or in connection with any such investment activity or other transaction activity or other matters made in compliance with Section 6.5(a) (i) or 6.5(a) (ii), or activities related to any of the foregoing, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by the Partnership and each Partner, in each case to the fullest extent permitted by applicable law; provided,  however, that the foregoing shall not release any claims for actual fraud, willful misconduct, or a breach of this Agreement.

(iv)Notwithstanding anything in this Agreement to the contrary, each of the Partnership and the Partners acknowledges and agrees that, each of (x) the Institutional Investor and its Affiliates (including any Director appointed by the Institutional Investor) and (y) the Intrepid Investor or any of its Affiliates, on the other hand, have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in this Section 6.5 or otherwise.  The Partnership and each of the Partners hereby agree that (x) none of (I) the Institutional Investor or any of its Affiliates (including any Director appointed by the Institutional Investor), on the one hand, or (II) the Intrepid Investor or its Affiliates, on the other hand, has any obligation to use in connection with the business, operations, management or other activities of the Partnership or to furnish to the Partnership, its Subsidiaries or any Partner any such confidential information, and (y) any claims against, actions, rights to sue, other remedies or other recourse to or against the Institutional Investor or any of its Affiliates (including any Director appointed by the Institutional Investor), or the Intrepid Investor or any of its Affiliates, as the case may be, for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by each of the Partnership and the Partners to the fullest extent permitted by applicable law.

(v)Notwithstanding anything in this Agreement to the contrary, (x) the Partnership and each of the Partners acknowledge and agree that as of the Effective Date, SN Maverick, an Affiliate of Sanchez Parent, and Blackstone Newco purchased from Anadarko Petroleum Corporation and Kerr McGee Oil and Gas Onshore LP certain oil, gas and mineral interests in the AMI, in connection therewith entered into the Joint Development Agreement and related Operating Agreements and on and after the Effective Date, Sanchez Investor’s Affiliates (including Sanchez Parent and its Subsidiaries) will engage in oil and gas activities in the AMI related to such assets and agreements including, but not limited to, acquiring oil and gas assets, drilling and completing wells, producing oil and gas, gathering, processing, transporting and marketing oil and gas (the “Additional Sanchez Activities”) and the Additional Sanchez Activities may directly or indirectly compete with the business of the General Partner, the Partnership and any other Subsidiary of the General Partner or Partnership as conducted from time to time and (y) except as set forth in the Joint Development Agreement, the Sanchez Letter Agreement or Section 5.11 of the GP LLC Agreement, none of the Preferred Partners shall be entitled to and each Preferred Partner hereby renounces any co-participation right in any business opportunities pursued by SN Maverick and its Affiliates (other than the Company, the Partnership or any of its Subsidiaries).

(b)Liability Limitation.  The Partnership and the Partners (in their own names and in the name and on behalf of the Partnership) hereby:

(i)agree that (x) the terms of this Section 6.5 to the extent that they modify, limit or eliminate a duty (including any fiduciary duty) or other obligation, if any, that any Partner may have to the Partnership or another Partner under the Delaware Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (y) the terms of this Section 6.5(b) shall control to the fullest extent possible if it is in conflict with a duty (including any fiduciary duty), if any, that a Partner may have to the Partnership or another Partner, the Delaware Act or any other applicable law, rule or regulation;

(ii)waive any duty (including any fiduciary duty) or other obligation, if any, that a Partner may have to the Partnership or another Partner, pursuant to the Delaware Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 6.5; and

(iii)acknowledge, affirm and agree that the execution and delivery of this Agreement by each Partner is of material benefit to the Partnership and the other Partners, and each such Partner would not be willing to (x) execute and deliver this Agreement, and (y) enter into the transactions contemplated by the Securities Purchase Agreement, in each case, without the benefit of this Section 6.5, including the liability limitation set forth in this Section 6.5(b).

(c)Duties.  The Partners expressly intend, acknowledge and agree that the provisions of this Agreement, including those in this Article VI, shall govern the rights, duties and obligations of the Partners and shall supplant entirely any fiduciary duties of a Partner stated or implied by applicable law or equity which might otherwise apply.  Neither the General Partner nor any other Partner shall be liable to the Partnership or to any other Partner for breach of any duty (including fiduciary duties) if such Partner relied in good faith on the provisions of this Agreement.  Whenever in this Agreement, Partner is permitted or required to make a decision in its discretion or under a grant of similar authority or latitude, the Partner may do so in its and their sole discretion and shall be entitled to consider only such interests and factors as they desire, including their own interests, and shall, to the maximum extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting any Partner, the Partnership or any other Person.  In accordance with Section 17‑1101(d) of the Delaware Act, the Partners hereby acknowledge and agree that the provisions of this Agreement, including the provisions of this Section 6.5(c), to the extent they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto otherwise existing at law or in equity, to the maximum extent not prohibited by applicable law, replace completely and absolutely such other duties (including fiduciary duties) and liabilities relating thereto and further acknowledge and agree that the provisions of this Section 6.5(c) are fundamental elements to the parties’ willingness to enter into this Agreement and without such provisions the parties hereto would not have entered into this Agreement.  For the avoidance of doubt, nothing in this Agreement shall limit the liability of any Partner to any other Partner for breach of this Agreement.

6.6Confidentiality.  Each Partner recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Partnership and its Subsidiaries and the Partners (including their respective predecessors) (the “Confidential Information”).  Except as otherwise consented to by the Partnership in writing, each Partner agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Partnership or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (i) to authorized directors, managers, officers, representatives, agents and employees of such Partner or its Affiliates (other than portfolio companies of the Institutional Investor), the Partnership or its Subsidiaries and as otherwise may be proper in the course of performing such Partner’s obligations, or enforcing such Partner’s rights, under this Agreement and the agreements expressly contemplated hereby, provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Partner remains liable for any breach of this provision by such Persons; (ii) made to the limited partners, owners, co-investors, and prospective investors in funds managed, advised or sub-advised by (x) the Institutional Investor or its Affiliates or (y) the Intrepid Investor or its Affiliates, as the case may be; provided that if such limited partners, owners, co-investors, and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the Partnership’s operations (e.g., total production volumes, total revenues, etc.)), such receiving Person shall be subject to confidentiality obligations to (x) the Institutional Investor or its Affiliates or (y) the Intrepid Investor or its Affiliates, as the case may be; (iii) to any bona fide prospective purchaser of the equity or assets of the Partnership or its Affiliates or the Units held by such Partner, to prospective financing sources, or a prospective merger partner of such Partner, the Partnership or any of their respective Affiliates and, except in connection with transactions under Section 14.3 and except as may be precluded by contractual restrictions or disclosure, following prior written notice of such disclosure to the Partnership, provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 6.6 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein; (iv) to attorneys, accountants and other professionals of such Partner or its Affiliates; and (v) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation or in connection with any disclosure to regulatory or Governmental Authority that regulates the Institutional Investor, provided, that the Partner shall provide to the Partnership prompt notice of any such requirement to enable the Partnership to seek an appropriate protective order or confidential treatment (except no such opportunity shall be afforded in the case of any law, rule or regulation or a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Partnership or this Agreement or if notifying the Partnership in advance of such disclosure is prohibited by applicable law) and shall disclose only that portion of such Confidential Information so required to be disclosed and (vi) by Sanchez Parent in connection with any publicly filed reports to the extent (A) relating to the Partnership’s or any of its Subsidiaries’ operations and assets and (B) the disclosure of such information is required by applicable law or regulation to be included therein.  For purposes of this Section 6.6, the term “Confidential Information” shall not include any information which (x) a Person learns from a source other than the Partnership or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers (y) is disclosed to the public or is available in the public domain or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Partners.  Furthermore, the Partners understand that Partners and their representatives who have access to the Confidential Information may retain mental impressions of some aspects of the Confidential Information and the Partners agree that neither the Partners nor any of their representatives shall have any liability hereunder for use of such mental impressions in evaluating other business opportunities, except as otherwise expressly provided in this Agreement or any ancillary agreement thereto.

6.7Hedging.  Within sixty (60) days after the Effective Date, the Partnership shall have entered into Hedging Arrangements with Approved Counterparties with respect to at least eighty percent (80.0%) of its reasonably estimated projected crude oil and natural gas production (calculated separately with respect to natural gas and crude oil) (excluding natural gas liquids) from the oil and gas properties of the Partnership that constitute Proved Developed Producing Reserves for the three-year period following the Effective Date (the “Minimum Hedging Threshold”).  Commencing the sixtieth (60th) day after the Effective Date and thereafter, unless otherwise agreed to by the Institutional Investor, the Partnership shall maintain Hedging Arrangements with Approved Counterparties with respect to at least fifty percent (50%) of its reasonably estimated projected crude oil and natural gas production (calculated separately with respect to natural gas and crude oil) (excluding natural gas liquids) from the oil and gas properties of the Partnership that constitute Proved Developed Producing Reserves (determined as of the last day of each Fiscal Quarter) for the two-year period following the last day of each Fiscal Quarter. Unless approved in writing by the Institutional Investor, Hedging Arrangements entered into by the Partnership or any of its Subsidiaries shall consist of either (i) fixed price swaps executed at then prevailing NYMEX prices with no upfront payment or receipt of proceeds, (ii) costless collars (with no upfront payment or receipt of proceeds) with a floor price not less than eighty-five percent (85%) of the then-prevailing NYMEX prices, or (iii) put options with a floor price as may be mutually agreed by the Institutional Investor and the Sanchez Investor.

Article VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION

7.1Records and Accounting.  The General Partner shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws.  All matters concerning (i) the determination of the relative amount of allocations and distributions among the Partners pursuant to Articles III and IV not specifically and expressly provided for by the terms of this Agreement, and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, which determination shall be final and conclusive as to all of the Partners absent manifest clerical error.  Each Partner shall have the same right to inspect the books and records of the Partnership upon five (5) days’ written notice and shall have all rights that a shareholder of a Delaware corporation has to inspect and the books and records of a Delaware corporation in which such shareholder owns capital stock.  In addition, the Investor Representative shall be entitled to cause the books and records of the Partnership to be audited by an independent third party; provided,  however, that any such audit shall be conducted during the normal business hours of the Partnership, shall not substantially interfere with the operations of the Partnership and shall not cause the Partnership or any of the Directors, officers or employees of the General Partner to take any actions other than those reasonably necessary to facilitate such audit; provided further, that in the event any material noncompliance with GAAP or the Partnership’s stated accounting policies and procedures are discovered during any such audit or if such audit uncovers an underpayment to the Preferred Partners or uncovers any other breach of this Agreement, then the Partnership shall reimburse the Preferred Partners that requested such audit for all reasonable, documented out-of-pocket costs incurred by such Preferred Partners as a result of such audit.  The audit rights contemplated by the immediately preceding sentence shall not be exercisable more than once per year.

7.2Reports.

(a)The Partnership shall cause to be delivered to each Partner, within seventy-five (75) days after the end of each Fiscal Year, an annual report containing a statement of changes, if any, in the Partner’s equity and the Partner’s Capital Account balance for such Fiscal Year, if any.

(b)The Partnership shall cause to be delivered, within seventy-five (75) days after the end of each Fiscal Year, to each Person who was a Partner at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns.

(c)The Partnership shall use commercially reasonable efforts to deliver or cause to be delivered, within seventy-five (75) days after the end of each Fiscal Year, all information requested by a Partner in order for such Partner to complete its unrelated business taxable income and FIRPTA tax filings, if any.

(d)The Partnership shall use commercially reasonable efforts to deliver or cause to be delivered to each Partner, within sixty (60) days after the end of each Fiscal Year, estimates of each of the items in clauses (a)-(c) immediately above to the extent such items have not then been delivered.

7.3Transmission of Communications.  Each Person that owns or Controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Partnership to such other Person or Persons.

Article VIII
TAX MATTERS

8.1Preparation of Tax Returns.  The Partnership shall cause to be prepared and timely filed all necessary federal, state and local tax returns for the Partnership.  The General Partner shall cause the Partnership to make the elections described in Section 8.2 (to the extent applicable).  The Partnership shall provide each Partner with (i) drafts of all income tax returns it is required to prepare at least thirty (30) days prior to the submission of such tax returns to the applicable Governmental Authority and shall incorporate all reasonable written comments into such tax returns, (ii) drafts of estimated annual K-1s no later than sixty (60) days after the end of the applicable taxable year that provide detailed information reasonably required by Partners for federal, state and local income tax reporting purposes including any information requested by a Partner in order for such Partner to complete its unrelated business taxable income and FIRPTA filings, if any, (iii) final annual K-1s no later than seventy-five (75) days after the end of the applicable tax year that provide detailed information reasonably required by Partners for federal, state and local income tax reporting purposes, including information requested by a Partner in order for such Partner to complete its unrelated business taxable income and FIRPTA filings, if any, and (iv) information reasonably requested by the Partners to allow them to calculate their federal and state quarterly estimated tax payments for the second, third and fourth quarter of the applicable taxable year no later than ten (10) days prior to the due date of the applicable federal quarterly estimated tax payment.  The Partnership shall prepare or cause to be prepared all federal, state and local tax returns of the Partnership on a timely basis and shall furnish to each Partner copies of all tax returns of the Partnership that are actually filed promptly after their filing.  Notwithstanding any of the foregoing to the contrary, the Partnership may delegate its responsibilities under this Section 8.1 to any Person that the General Partner determines is qualified to assume such responsibilities.

8.2Tax Elections.  The Taxable Year shall be the Fiscal Year unless the General Partner shall determine otherwise.  Except as provided in this Section 8.2, the General Partner shall determine whether to make or revoke any available election pursuant to the Code other than the election to be treated as a partnership for federal income tax purposes.  If a Distribution of Partnership property as described in Section 734 of the Code occurs or if a transfer of an “Interest,” as described in Section 743 of the Code, occurs, on request by notice from the transferring Partner (if a transfer) or any Partner (if a Distribution), the Partnership will elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties.  Each Partner will upon request supply any information necessary to give proper effect to any elections made by the Partnership.

8.3Tax Controversies.

(a)For any Taxable Year beginning before January 1, 2018, the Sanchez Investor shall be the Tax Matters Partner (subject to replacement by the General Partner) and, as such, shall be authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Partnership’s funds for professional services reasonably incurred in connection therewith.  Each Partner agrees to cooperate with the Partnership and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings.  The Tax Matters Partner shall not (a) settle any tax controversy, (b) file a petition in respect of a tax controversy (e.g., pursuant to Section 6226 of the Code), (c) agree to extend the statute of limitations period of the Partnership in respect of any Taxes (e.g., pursuant to Section 6229(b) of the Code), (d) intervene in any action as contemplated in Code Section 6226(b)(6), or (e) file any request contemplated in Code Section 6227, in each case, without first receiving approval from the Board.

(b)For any Taxable Year beginning on or after January 1, 2018, the Sanchez Investor shall be the “partnership representative” (subject to replacement by the General Partner) as that term is defined in Code Section 6223(a), as added by the Bipartisan Budget Act of 2015 (the “Partnership Representative”), and each Partner shall take all actions necessary to cause such Person to be so designated in accordance with any procedures prescribed therefor.  The Partnership Representative shall inform the General Partner of all significant matters that may come to his, her or its attention in his, her or its capacity as Partnership Representative by giving notice thereof within 30 days after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications he, she or it may receive in that capacity.  Any Person who is designated as Partnership Representative may not take any action contemplated by Code Sections 6222 through 6232 without the consent of the General Partner, and may not in any case take any action left to the determination of an individual Partner under Code Sections 6222 through 6231.  If an audit results in an imputed underpayment by the Partnership as determined under Code Section 6225, the Partnership Representative, with approval of the Board, may make the election under Code Section 6226(a) within forty-five (45) days after the date of the notice of final partnership adjustment in the manner provided by the Internal Revenue Service.  If such an election is made, the Partnership shall furnish to each Partner for the year under audit a statement reflecting the Partner’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Partner shall take such adjustments into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax or additional amount.

8.4Unitary/Combined Tax Reporting.

(a)In the event the Partnership does not file its own tax report for any state tax purposes, but instead is part of an affiliated group engaged in a unitary business which files a combined group report (a “Unitary/Combined Tax Report”), the methodology set forth in this Section 8.4 shall be used to determine the amount of reimbursement due to the applicable Partner (the “Combined Reporting Partner”) as a result of having to include the Partnership in the Unitary/Combined Tax Report of such Partner (or an Affiliate of such Partner). Any Partner that is not a Combined Reporting Partner shall be referred to as a “Reimbursing Partner.”

(b)For each privilege or taxable period, the Combined Reporting Partner will compute (i) such Combined Reporting Partner’s actual unitary tax liability (“Actual Unitary Tax Liability”), (ii) such Combined Reporting Partner’s hypothetical unitary state tax liability excluding any tax liability arising from such Combined Reporting Partner’s ownership of the Partnership (“Stand-Alone Tax Liability”), and (iii) difference between the Actual Unitary Tax Liability and the Stand-Alone Tax Liability (“Resulting Tax Liability”).  The Actual Unitary Tax Liability, Stand-Alone Tax Liability, and Resulting Tax Liability (along with any supporting workpapers) will be provided to the Reimbursing Partner for review at least thirty (30) days prior to the due date (including extensions) of the Unitary/Combined Tax Report of the Combined Reporting Partner (or its Affiliate) related to the applicable period. The Reimbursing Partner shall have ten (10) days to review the Resulting Tax Liability and provide any comments to the Combined Reporting Partner.  If the Partners cannot agree on the Resulting Tax Liability, the Partners shall engage a national accounting firm to determine the Resulting Tax Liability. Subject to Section 8.4(d), the determination of the national accounting firm shall be considered final and binding on the Partners as the Resulting Tax Liability for purposes of determining reimbursement under this Section 8.4.  All costs associated with the national accounting firm shall be borne by the Partners on a pro rata basis.

(c)Within five (5) Business Days of any tax payment (including estimated tax payments) by the Combined Reporting Partner (or its Affiliate) with respect to a Unitary/Combined Tax Report, the Partnership shall reimburse the Combined Reporting Partner in an amount equal to the Resulting Tax Liability.

(d)In the event of any tax audit adjustments impacting the calculation of the Resulting Tax Liability for any privilege or taxable period, the Resulting Tax Liability for any such period shall be redetermined by the Combined Reporting Partner and any prior reimbursement under Section 8.4(c) shall be adjusted consistent with such redetermination (the “Adjusted Resulting Tax Liability”). The Adjusted Resulting Tax Liability (along with any supporting workpapers) will be provided to the Reimbursing Partner for review within thirty (30) days following the final settlement of the applicable audit.  The Reimbursing Partner shall have ten (10) days to review the Adjusted Resulting Tax Liability and provide any comments to the Combined Reporting Partner. If the Partners cannot agree on the Adjusted Resulting Tax Liability, the Partners shall engage a national accounting firm to determine the Adjusted Resulting Tax Liability.  The determination of the national accounting firm shall be considered final and binding on the Partners as the Adjusted Resulting Tax Liability for purposes of determining any reimbursement adjustments under this Section 8.4(d).  All costs associated with the national accounting firm shall be borne by the Partners on a pro rata basis.  Any payments due by the Partnership to the Combined Reporting Partner (or vice-versa) as a result of the determination of the Adjusted Resulting Tax Liability shall be made within thirty (30) days following the final determination of the Adjusted Resulting Tax Liability.

Article IX
TRANSFER OF UNITS

9.1Transfer Restrictions.

(a)General Transfer Restrictions.  No Partner shall Transfer any interest in any Units except in accordance with this Article IX.  The Sanchez Investor shall not Transfer any interest in any Common Units in a single transaction or series of related transactions without the prior written consent of the Institutional Investor, other than to Permitted Transferees (provided, that in the case of a Transfer of Units to a Permitted Transferee that is not already a party hereto, such Permitted Transferee agrees in writing to be bound by this Agreement).  None of the Institutional Investor, the Intrepid Investor or any other Preferred Partner shall Transfer (other than to a Permitted Transferee) any interest in any Preferred Units in a single transaction or series of related transactions without (i) in the case of a Transfer by the Intrepid Investor prior to the second anniversary of the Effective Date, the prior written consent of the Institutional Investor and (ii) in the case of all other Transfers, the prior written consent of the Sanchez Investor (which such consent shall not be unreasonably withheld, conditioned or delayed), except that prior to the occurrence of an Investor Redemption Event the Sanchez Investor may withhold its consent in its sole discretion to any proposed transfer as a result of which the Institutional Investor and its Permitted Transferees would own less than fifty percent (50%) of the then-outstanding Preferred Units; provided,  however, that (i) during the period that commences upon the occurrence of an Investor Redemption Event and ends when the event giving rise to the Investor Redemption Event has been cured, any of the Institutional Investor and any of its Permitted Transferees or the Intrepid Investor and any of its Permitted Transferees may Transfer any interest in any Preferred Units without the consent of the non-transferring Partners (including the Sanchez Investor) or the General Partner, and (ii) any sale(s) and transfer(s) by the Intrepid Investor and its Permitted Transferee(s), if any, to the Institutional Investor pursuant to Section 3.1(c)(i) shall not require the prior approval of the Sanchez Investor.  Subject to Section 14.3, any Transfers by a Limited Partner, other than to Permitted Transferees and except as set forth in the immediately preceding sentence, shall require the prior approval of the non-transferring Partners, provided that (A) the Institutional Investor or any of its Permitted Transferees may Transfer any Preferred Units if such Transfer has been approved by the Sanchez Investor even if not approved by any other non-transferring Partners and (B) the Sanchez Investor or any of its Permitted Transferees may Transfer any Common Units if such Transfer has been approved by the Institutional Investor even if not approved by any other non-transferring Partners.

(b)Prohibited Transfers.  Notwithstanding anything to the contrary in this Article IX, no Transfer of Units shall be permitted if such Transfer would violate any other provision of this Agreement.  Any Transfer of Units in violation of this Agreement or applicable law shall be void ab initio, and the General Partner has the power to rescind such Transfer.

9.2Effect of Transfer.

(a)Termination of Rights.  Any Partner who shall Transfer any Units or other Interest in the Partnership shall cease to be a Partner with respect to such Units or other Interest and shall no longer have any rights or privileges of a Partner with respect to such Units or other Interest.  For the avoidance of doubt, this Section 9.2(a) shall in no way affect the rights or privileges of a Partner with respect to any Units or other Interests still held by such Partner.

(b)Deemed Agreement.  Any Person who acquires in any manner whatsoever any Units or other interest in the Partnership, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement to which any predecessor in such Units or other interest in the Partnership was subject to or by which such predecessor was bound.

9.3Additional Restrictions on Transfer.

(a)Execution of Counterpart.  Each Transferee of Units or other Interests who is not already a Partner that has previously signed this Agreement or a joinder to this Agreement shall, as a condition prior to such Transfer, execute and deliver to the Partnership a joinder or counterpart to this Agreement in form and substance acceptable to the General Partner pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b)Notice.  In connection with the Transfer of any Unit or other Interest, the holder of such Unit or Interest will deliver written notice to the Partnership describing in reasonable detail the Transfer or proposed Transfer.

(c)No Avoidance of Provisions.  No Partner shall engage in any action that could facilitate the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Partner by any Person (whether through Transfers or issuances of equity, assignments by operation of law by merger or consolidation of such holder into another entity or dissolution or liquidation of such Partner) with the intent to avoid the provisions of this Agreement.

(d)Code Section 7704 Safe Harbor.  In order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Partnership or the General Partner (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Partnership to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

9.4Legend.  If Certificated Units are issued, such Certificated Units will bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [_______], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, AS AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME, OF SN EF UNSUB, LP (THE “PARTNERSHIP”), BY AND AMONG THE PARTNERSHIP AND CERTAIN INVESTORS, A COPY OF WHICH SHALL BE FURNISHED BY THE PARTNERSHIP UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

9.5Disposition Transaction.  In connection with any Disposition Transaction approved by the General Partner in accordance with the terms of Section 5.7 of the GP LLC Agreement (including by any consolidation, conversion, merger or other business combination involving the Partnership in which Equity Securities are exchanged for or converted into cash, securities of a corporation or other business organization or other property, and any sale of all or substantially all of the assets of the Partnership), (i) none of the Partners, the Partnership or any of its Subsidiaries shall enter into any definitive documentation relating to such Disposition Transaction unless the Partnership has delivered to the Preferred Partners a written undertaking that expressly provides that upon or prior to the closing of such Disposition Transaction, an amount of cash equal to the Base Preferred Return Amount shall be paid in respect of each Preferred Unit in redemption or liquidation of all outstanding Preferred Units, (ii) no Preferred Partner shall be obligated to be subject to any non-competition, non-solicitation, or similar restrictive covenants that may be binding on GSO or any of its Affiliates in connection with any Disposition Transaction and (iii) upon the consummation of any Disposition Transaction, the Partnership shall have paid or shall concurrently pay an amount of cash equal to the Base Preferred Return Amount with respect to each Preferred Unit in redemption in full or liquidation of all outstanding Preferred Units.  No Disposition Transaction may be consummated if the redemption of the outstanding Preferred Units contemplated by the immediately preceding sentence is not consummated in accordance with the terms hereof.

9.6Expenses and Transfer Fees.  The Transferor and Transferee of any Units or other interest in the Partnership shall be jointly and severally obligated to reimburse the Partnership for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Partnership for any Transfer or proposed Transfer, regardless of whether consummated.  In addition, after the Effective Date and prior to the occurrence of an Investor Redemption Event, the Partnership shall reimburse the Institutional Investor and its Affiliates for all documented reasonable out-of-pocket third party expenses incurred by any such holder (i) in responding to any request for approval or monitoring its rights hereunder, or in connection with amending this Agreement, in an amount not to exceed, collectively, $175,000 in any Fiscal Year in the aggregate unless otherwise approved by the Board.  After the occurrence of an Investor Redemption Event, the Partnership shall reimburse the holders of Preferred Units for all reasonable out-of-pocket expenses incurred by any such holder in its capacity as a Preferred Partner that are paid to any unaffiliated third parties (e.g., payments to third party reserve engineers and other third party consultants); provided, that the Partnership shall not be required to pay monitoring or management fees or expenses to GSO or its Affiliates that are not reimbursements for payments to unaffiliated third parties.

9.7Void Transfers.  Any Transfer by any Partner of any Units or other interest in the Partnership in contravention of this Agreement or which would cause the Partnership to not be treated as a partnership for United States federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the Partnership or any other party, and no purported assignee thereof shall have any right to any Profits, Losses or Distributions of the Partnership.

Article X
ADMISSION OF PARTNERS

10.1Substituted Partners.  In connection with the Transfer of Units of a Partner permitted under the terms of this Agreement, the Transferee shall become a Partner (each such Partner, a “Substituted Partner”) on the later of (i) the effective date of such Transfer and (ii) to the extent such approval is required pursuant to the terms hereof, the date on which the General Partner and the Sanchez Investor or the Institutional Investor, as applicable, and, if required, any other non-Transferring Partner(s) approves such Transferee as a Substituted Partner, and such admission shall be shown on the books and records of the Partnership; provided,  however, in connection with the Transfer of Units of a Partner to a Permitted Transferee permitted under the terms of this Agreement, such Permitted Transferee shall become a Substituted Partner on the effective date of such Transfer.

10.2Additional Partners.  A Person may be admitted to the Partnership as an additional Partner (each an “Additional Partner”) only upon furnishing to the Partnership (i) a letter of acceptance, in form satisfactory to the General Partner, of all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be deemed necessary or appropriate by the General Partner to effect such Person’s admission as a Partner.  Such admission shall become effective on the date on which the General Partner determines that such conditions have been satisfied, upon any approval by the Partners required hereby and when any such admission is shown on the books and records of the Partnership.

Article XI
WITHDRAWAL AND RESIGNATION OF PARTNERS

11.1Withdrawal and Resignation of Partners.  No Partner shall have the power or right to resign or otherwise withdraw from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XII, except as otherwise expressly permitted by this Agreement (e.g., upon the redemption of all Units held by a Person as provided in this Agreement).  Upon a Transfer of all of a Partner’s Units in a Transfer permitted by this Agreement, such Partner shall cease to be a Partner.  Notwithstanding that payment on account of a resignation or other withdrawal may be made after the effective time of such resignation or other withdrawal, any completely resigning or otherwise withdrawing Partner will not be considered a Partner for any purpose after the effective time of such complete resignation or other withdrawal.

Article XII
DISSOLUTION AND LIQUIDATION

12.1Dissolution.  The Partnership shall not be dissolved by the admission of Additional Partners or

Substituted Partners.  The Partnership shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a)the election of the General Partner to dissolve and wind up the Partnership subject to Section 5.9 of this Agreement and Sections 5.7(a)(xxiv), 5.7(b)(vi) and 5.7(c) of the GP LLC Agreement;

(b)a reasonable period of time (as determined by the General Partner, taking into account, among other matters, the need to determine, pay or discharge, or make adequate provision for the payment or discharge of, contingent liabilities) after a Disposition Transaction;

(c)the entry of a decree of judicial dissolution of the Partnership pursuant to the provision of the Delaware Act; and

(d)the occurrence of any other event causing dissolution of the Partnership under the Delaware Act.

Except as otherwise set forth in this Article XII, the Partnership is intended to have perpetual existence.  The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Partner, or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership, shall not, in and of itself, cause a dissolution of the Partnership.

12.2Liquidation and Termination.  On the dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more representatives, Partners or other Persons as liquidator(s), and any such liquidator shall constitute a “liquidating trustee” within the meaning of the Delaware Act.  The liquidator(s) shall proceed diligently to wind up the affairs of the Partnership and make final Distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as a Partnership expense.  Until final Distribution, the liquidator(s) shall continue to operate the Partnership’s properties with all of the power and authority of the General Partner with respect to the asset(s) it is liquidating.  The steps to be accomplished by the liquidator(s) are as follows:

(a)The liquidator(s) shall pay, satisfy or discharge from the Partnership’s funds and assets all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured contractual liabilities in such amount and for such term as the liquidator(s) may reasonably determine in accordance with the Delaware Act).

(b)As promptly as practicable after dissolution, the liquidator(s) shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the Partnership’s remaining assets (the “Liquidation Assets”) in accordance with Article XIII, (ii) sell the remaining properties and other assets of the Partnership for cash as promptly as is practical while using reasonable best efforts to obtain the best price therefore; provided,  however, with the consent of the Investor Representative, the liquidator may retain properties for Distribution in kind, and (iii) deliver to each Partner a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and each Partner’s Capital Account balance (determined in accordance with this Section 12.2(b)), which Liquidation Statement shall be final and binding on all Partners unless (i) a Partner or Partners holding at least twenty five percent (25%) of all outstanding Units or (ii) the Investor Representative, in each case, delivers a written objection setting forth the grounds for such objection in reasonable detail within thirty (30) days after the delivery of the Liquidation Statement to the liquidators and each Partner that such Liquidation Statement was not prepared in accordance with this Section 12.2(b), it being understood that no such Partner shall object to such Liquidation Statement other than on the grounds that it was not prepared in accordance with this Section 12.2(b). Notwithstanding anything to the contrary in this Agreement, in the year in which the Partnership dissolves and winds up pursuant to Article XII and all subsequent years up to and including the year in which the Partnership’s existence terminates, all items of income, gain, loss and deduction of the Partnership, including Simulated Gain, Simulated Loss and Simulated Depletion, shall be allocated among the Partners in a manner reasonably determined by the liquidator(s) as shall cause to the nearest extent possible the Capital Account of each Partner to equal the amount that would be distributed to such Partner pursuant to Section 4.1(d)(i)-(iv).

(c)Subject to Sections 5.7(b) and 5.7(c) of the GP LLC Agreement, after satisfying all the Partnership’s liabilities and obligations pursuant to Section 12.2(a), the liquidator(s) shall promptly distribute the Partnership’s Liquidation Assets to the Partners in accordance with, and to the extent of, the positive balances in the Partners’ Capital Accounts, as determined after taking all Capital Account adjustments (other than those made by reason of Distributions pursuant to this Section 12.2(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such Distribution shall be made by the end of such taxable period (or, if later, within ninety (90) days after said date of such occurrence).  If property is distributed in kind, the Partner receiving the property shall be deemed for purposes of this Section 12.2(c) to have received cash equal to the Fair Market Value of such property.  The Distribution of cash and/or property to a Partner in accordance with the provisions of this Section 12.2 constitutes a complete return to the Partner of its Capital Contributions and a complete Distribution to the Partner of its interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act.  To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

12.3Securityholders Agreement.  To the extent that units or other Equity Securities of any Subsidiary are distributed to any Partners, each Partner hereby agrees to enter into a securityholders agreement with such Subsidiary and each other Partner which contains rights and restrictions in form and substance similar to the provisions and restrictions set forth herein.

12.4Cancellation of Certificate.  On completion of the Distribution of the Partnership’s assets as provided herein, the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership.  The Partnership shall be deemed to continue in existence for all purposes of this Agreement until the effectiveness of the certificate of cancellation is filed with the Secretary of State of the State of Delaware pursuant to this Section 12.4.

12.5Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.2 in order to minimize any losses otherwise attendant upon such winding up.

12.6Return of Capital.  The liquidator(s) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from the Partnership’s assets).

12.7Hart-Scott-Rodino.  If the HSR Act is applicable to any Partner, the dissolution of the Partnership shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Partner.

Article XIII
VALUATION

13.1Valuation of Units.  The “Fair Market Value” of each Unit shall be the fair value of each such Unit determined in good faith by the Board based on the portion of the Total Equity Value to which each such Unit would be entitled as of the date of valuation; provided,  however, for the purposes of clarity, any valuation of the “Fair Market Value” of each Unit shall be consistent with the priorities and preferences contemplated in Section 4.1(d).

13.2Valuation of Securities.  The “Fair Market Value” of any other securities shall mean the fair value thereof as of the date of valuation as determined by the Board in good faith on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all relevant factors determinative of value (giving effect to any transfer taxes payable or discounts in connection with such sale).

13.3Valuation of Other Assets.  The “Fair Market Value” of all other non-cash assets shall mean the fair value for such assets as between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation as determined by the Board, taking into account all relevant factors determinative of value (giving effect to any transfer taxes payable or discounts in connection with such sale).

13.4Objection Procedure.  If any Partner objects to the Board’s determination of Fair Market Value, the Board and such Partners shall submit such objection to a mutually acceptable independent valuation firm to determine the Fair Market Value of the applicable assets; provided, however, that none of the Intrepid Investor or any of its Permitted Transferees shall have the right to object to the Board’s determination of Fair Market Value.  The Partnership shall bear the costs of such independent valuation firm if the independent valuation firm determines the Fair Market Value to be more than ten percent (10%) higher than the Board’s determination of Fair Market Value; otherwise, the Partner shall bear the costs of such independent valuation firm.

Article XIV
REDEMPTION AND EXIT PROVISIONS

14.1Optional Redemption of Preferred Units at Election of the Partnership.  The Partnership may, from time to time, redeem from the Preferred Partners such number of Preferred Units as the Partnership may elect (such Redeemed Preferred Units, the “Redeemed Preferred Units”) on the terms contemplated by this Section 14.1.  The price payable with respect to each Redeemed Preferred Unit shall be an amount equal to the Base Preferred Return Amount with respect to each applicable Redeemed Preferred Unit (whether the same is deemed to be a redemption or payment in liquidation for tax purposes) and shall be paid in cash by wire transfer of immediately available funds to an account designated in writing by the applicable Preferred Partners; provided that, if mutually agreed upon by Sanchez Parent, the indirect owner of Sanchez Investor, and the Institutional Investor, all or a portion of the Preferred Units being redeemed shall be redeemed in exchange for the debt or equity securities of Sanchez Parent.  Any election by the Partnership to redeem Preferred Units as provided in this Section 14.1 shall be made by written notice delivered to each Preferred Partner not less than two (2) Business Days before the date on which the Partnership proposes to effect such redemption or liquidation (such notice, an “Elective Redemption Notice”).  Each Elective Redemption Notice shall specify (i) the aggregate number of Redeemed Preferred Units to be redeemed or liquidated with respect to such Elective Redemption Notice (which shall in no event be less than five thousand (5,000) Preferred Units), (ii) the number of such Redeemed Preferred Units to be redeemed from each Preferred Partner, and (iii) the cash purchase price payable in respect of each Redeemed Preferred Unit and a reasonably detailed calculation thereof, including a calculation evidencing that such payment shall equal the Base Preferred Return Amount.  If the Redeemed Preferred Units constitutes less than all of the then-outstanding Preferred Units, then the number of Preferred Units to be redeemed from each of the Preferred Partners will be equal to the product (rounded to the nearest whole number) of (i) the number of Redeemed Preferred Units and (ii) the quotient derived by dividing (A) the number of Preferred

Units held by such Preferred Partner by (B) all Preferred Units issued then and outstanding.  For the purposes of clarity, it is acknowledged and agreed that the price payable with respect to each Redeemed Preferred Unit (whether the same is deemed to be a redemption or payment in liquidation for tax purposes) shall be an amount equal to the Base Preferred Return Amount; accordingly, the failure of any Preferred Partner to object to the purchase price reflected in the Elective Redemption Notice or the acceptance of any funds tendered to such Preferred Partner that are less than the Base Preferred Return Amount shall not derogate from such Preferred Partner’s right to receive cash equal to the Base Preferred Return Amount (whether the same is deemed to be a redemption or payment in liquidation for tax purposes) with respect to each Redeemed Preferred Unit.  If the Partnership fails to deliver an amount of cash equal to the Base Preferred Return Amount, then such number of Redeemed Preferred Units with a value equal to the difference between the aggregate Base Preferred Return Amount required to be paid in respect of all Redeemed Preferred Units and the actual payment shall remain outstanding and held of record by the applicable Preferred Partner(s).  With respect to any redemption or liquidation of a Preferred Unit under this Section 14.1, it is understood and agreed that the amount paid in respect of such redemption or liquidation of a Preferred Unit shall be applied first to the amount by which the Preference Accrual exceeds the Unreturned Capital in respect of each Preferred Unit until such excess has been reduced to zero, then to the amount by which the Base Preferred Return Amount exceeds the Unreturned Capital with respect to such Preferred Unit until such excess has been reduced to zero, then to the Unreturned Capital with respect to such Preferred Unit.

14.2Optional Redemption of Preferred Units at Election of Required Preferred Holders.  At any time after the seventh anniversary of the Effective Date or upon a Change of Control, if so requested by the Required Preferred Holders, the Partnership shall redeem all of the issued and outstanding Preferred Units owned by all holders of Preferred Units by paying an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit in redemption or liquidation of all outstanding Preferred Units (the “Final Cash Redemption Amount”).  In order to exercise such right, the Investor Representative, upon request of the Required Preferred Holders, shall deliver a notice (a “Redemption Request Notice”) to the General Partner setting forth the request that all of the issued and outstanding Preferred Units be so redeemed.  The redemption price contemplated by the first sentence of this Section 14.2 shall be paid in cash, by wire transfer of immediately available funds, to an account designated in writing by the Investor Representative, such payment to be made within five (5) Business Days of the delivery of the Redemption Request Notice.

14.3Exit Transactions.

(a)If (i) a Redemption Non-Payment shall have occurred, shall not have been cured within fifteen (15) Business Days thereof and shall be continuing; (ii) after the first anniversary of the Effective Date, the Partnership shall have failed to pay the Quarterly Distribution Amount in cash to the Preferred Units in any two quarters, regardless of whether consecutive, and such failure is continuing, (iii) the Class A Member shall have caused the General Partner, the Partnership or any Subsidiary thereof to take any action that requires Special Approval without first obtaining such Special Approval; provided that such failure has not been cured by the Class A Member within the earlier of (A) thirty (30) days following receipt of written notice of such failure from the Class B Member and (B) thirty (30) days after any Officer (as defined in the GP LLC Agreement) becomes aware of such failure; provided, further, that such cure period shall not apply if the Class A Member has caused the General Partner or the Partnership or any Subsidiary thereof to take any action that requires Special Approval pursuant the following Sections of to the GP LLC Agreement: 5.7(b)(ii) (provided that such failure relates to an aggregate amount of Indebtedness that is greater than $10.0 million), 5.7(b)(iii), 5.7(b)(iv) (with respect to the acquisition of any assets outside the Core Area (as such term is defined in the Joint Development Agreement) of the AMI), 5.7(b)(v), 5.7(b)(vi), 5.7(b)(ix) (provided that such failure relates to a sale of business or assets at a price that is greater than $5.0 million), 5.7(b)(x), 5.7(b)(xi) (provided that such failure represents a variance from the hedging plan established in compliance with Section 6.7 of greater than five percent (5%) of volumes or relates to derivative transactions other than those permitted to be entered into pursuant to Section 6.7), 5.7(b)(xv), 5.7(b)(xvi), 5.7(b)(xvii), 5.7(b)(xviii), 5.7(b)(xix), 5.7(b)(xx), 5.7(b)(xxi), 5.7(b)(xxii), 5.7(b)(xxvii) or 5.7(b)(xxix) in connection with the foregoing; (iv) Sanchez Parent suffers (A) a Specified Event of Default (as such term is defined in the Joint Development Agreement) under a Specified Credit Agreement (as such term is defined in the Joint Development Agreement) and such Specified Event of Default is continuing or (B) an event of default under the Indenture or other agreement governing any Indebtedness for borrowed money of Sanchez Parent or any of its Subsidiaries (other than the Partnership and its Subsidiaries) in an amount greater than $50.0 million and such event of default has caused the repayment of such Indebtedness to have been accelerated; or (v) Sanchez Maverick (or any successor operator under the Joint Development Agreement that is an Affiliate of Sanchez Parent) becomes a Defaulting Operator (as such term is defined in the Joint Development Agreement) and as such has been removed as Operator (as such term is defined in the Joint Development Agreement) or Sanchez Maverick (or any successor operator under the Joint Development Agreement that is an Affiliate of Sanchez Parent) has resigned as Operator at any such time as an Operator Default Event (as such term is defined in the Joint Development Agreement) exists such that such operator can then be removed as a Defaulting Operator pursuant to the Joint Development Agreement (any event in clauses (i), (ii), (iii), (iv) or (v) of this Section 14.3, an “Investor Redemption Event”), then, in each such case, the Investor Representative shall be entitled to cause (and each of the other Preferred Partners, the Common Partner(s) and the General Partner agree to facilitate, as reasonably requested by the Investor Representative):

(A)a consolidation or merger of the Partnership or any of its Subsidiaries with or into any other business entity or other corporate reorganization;

(B)a sale of all or any portion of the outstanding Units held by the Partners; or

(C)a transaction in which all or substantially all of the assets of the Partnership or any Subsidiary thereof are sold, leased or otherwise disposed of.

(each of the transactions described in Sections 14.3(a)(A), 14.3(a)(B), and 14.3(a)(C) above are referred to herein as an “Exit Transaction”); provided that, solely with respect to an Investor Redemption Event described in Section 14.3(a)(ii) (i.e. resulting from the Partnership’s failure to pay the Quarterly Distribution Amount in cash to the Preferred Units in any two quarters (regardless of whether consecutive) and such failure is continuing), the Investor Representative shall only be permitted to cause the Partnership to enter into a definitive agreement for an Exit Transaction after three months following the date upon which such Investor Redemption Event in Section 14.3(a)(ii) occurred.

(b)If the Investor Representative elects to pursue an Exit Transaction: each of the Partners agrees that (i) following good faith consultation with the General Partner, the Investor Representative may exclusively identify, negotiate, structure and otherwise pursue the Exit Transaction, which Exit Transaction may be structured and accomplished as determined by the Investor Representative in its sole discretion, whether as a merger, consolidation, sale of all or any portion of the Units, corporate reorganization, sale of assets or otherwise; and (ii) the Exit Transaction shall be effected on the terms and conditions negotiated by the Investor Representative, including any terms imposing on the Partners obligations with respect to reasonable and customary indemnities, escrows, holdbacks or other contingent obligations that are applicable to all Partners equally.  In connection with any Exit Transaction, each of the Common Partners and Preferred Partners shall, if requested by the Investor Representative, waive any dissenters’ rights, appraisal rights or similar rights which such Common Partner or Preferred Partner may have in connection therewith; provided,  however, that the Investor Representative shall use its reasonable good faith efforts to maximize the Exit Transaction Consideration payable to the holders of Common Units.  In addition, the General Partner and the Partnership shall, and the Partnership shall cause its Subsidiaries to, take such action as the Investor Representative may reasonably request in connection with any proposed Exit Transaction, including engaging an investment banker or other advisor in connection with such Exit Transaction, providing such financial and operational information as the Investor Representative may request and causing employees and other representatives of the Partnership and its Subsidiaries to cooperate (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) with the Investor Representative in any marketing process in connection with any proposed Exit Transaction. Notwithstanding anything to the contrary herein or in the GP LLC Agreement, the Class A Units of the General Partner and the general partnership interest in the Partnership may only be sold for nominal consideration and the holders of the Class A Units shall not be entitled to receive any consideration in any such Exit Transaction in excess of the Capital Contributions (as defined in the GP LLC Agreement) made by such members to the General Partner as of the Effective Date (as defined in the GP LLC Agreement).

(c)If the Investor Representative elects to pursue an Exit Transaction, then the Sanchez Investor shall use its commercially reasonable efforts to obtain as promptly as practicable:  (i) the consents or amendments required under the applicable contracts and leases to which the Sanchez Investor or any of its Affiliates is a party that would be necessary to transfer the assets or properties of the General Partner, any of its Subsidiaries, or of the Partnership or any of its Subsidiaries (including Sanchez Parent and its Affiliates’ approval of such transfer under the Joint Development Agreement or any Operating Agreement); and (ii) the consents or amendments to, or the direct assignment of, any purchase, marketing, transportation, storage, processing or sales contract; provided that the Sanchez Investor and its Affiliates shall not be required to expend any amounts in connection with the foregoing unless such expenditures will be reimbursed by the Partnership or any of its Subsidiaries or the potential acquirer in an Exit Transaction, in each case upon the consummation of such Exit Transaction; provided further, that the Sanchez Investor and its Affiliates shall have no liability pursuant to the immediately precedent clause (ii) of this Section 14.3(c) if a Governmental Authority or Blackstone Newco prevents the Sanchez Investor or its Affiliates from providing such consents, amendments or assignments.

(d)In addition, the Sanchez Investor and its Affiliates shall use their commercially reasonable efforts in order to provide any potential acquirer in an Exit Transaction with reasonable access upon at least five (5) days’ notice to all reasonably necessary information and properties to permit it to perform due diligence with respect to the proposed Exit Transaction, including access to permits, contracts and infrastructure associated with the properties, but only to the extent that such access is requested prior to the closing of such Exit Transaction; provided, that, if so requested by the Sanchez Investor or its Affiliates, such potential acquirer may be required to enter into customary access agreements prior to being provided with such access.

(e)The Investor Representative shall regularly consult and cooperate with the Board with respect to the status of the sale process for such Exit Transaction; provided,  however, that the Board and Common Partners shall have no consent, voting or appraisal rights with respect to the final terms of an Exit Transaction and shall have no right to object to an Exit Transaction that is completed in a manner consistent with this Section 14.3.

(f)At least fifteen (15) Business Days prior to consummating an Exit Transaction, the Investor Representative shall deliver to each of the Partners written notice that shall state (i) that the Exit Transaction has been structured in a manner that complies with this Section 14.3, (ii) the amount and form of consideration to be received by the Partnership or its Partners in the Exit Transaction (“Exit Transaction Consideration”) and (iii) all other material terms and conditions of the Exit Transaction (including the identity of the purchaser) and current drafts of the definitive documents related thereto.

(g)Each Partner hereby makes, constitutes and appoints the Investor Representative, with full power of substitution and re-substitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Partners required to give effect to this Section 14.3, including any vote or approval required under Section 17-211 of the Delaware Act and any waiver contemplated by Section 14.3(b).  The proxy granted pursuant to this Section 14.3(g) is a proxy coupled with an interest and is irrevocable.

(h)Each of the Common Partners and Preferred Partners required to participate in an Exit Transaction (collectively, the “Participating Sellers”), whether in its capacity as a Participating Seller, Partner or otherwise, and the Partnership, its Subsidiaries and the General Partner shall take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate such Exit Transaction and any related transactions, including (i) making reasonable and customary representations and warranties, (ii) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, (iii) furnishing information and copies of documents, (iv) filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities and (v) otherwise using reasonable best efforts to fully cooperate with the Investor Representative.  Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Investor Representative to which all Participating Sellers will also be party, including agreements to (x) make reasonable and customary individual representations, warranties, covenants and other agreements as to the unencumbered title to its Common Units and the power, authority and legal right to Transfer such Common Units, (y) provide other reasonable and customary representations, warranties and indemnities, provided that any indemnification for representations and warranties regarding the Partnership and its assets and operations shall be limited to any escrow of proceeds that is established in connection with the Exit Transaction or be limited to the proceeds actually received by the Participating Sellers in the Exit Transaction, and (z) be severally (on a pro rata basis in proportion to the related Exit Transaction Consideration received by each of the Partners) liable (whether by purchase price adjustment, escrows, holdbacks, indemnity payments, contingent obligations or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Partnership and its Subsidiaries; provided,  however, that (i) any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Participating Sellers (in proportion to the relative Exit Transaction Consideration received by each Partner) (ii) no Common Partner or Preferred Partner shall be liable for any amount in excess of its pro rata share of any indemnification obligations (based on Exit Transaction Consideration) in excess of any amounts placed in escrow and (iii) no Common Partner or Preferred Partner shall be obligated to be subject to any non-competition, non-solicitation or similar restrictive covenants that may be binding on GSO or any of its Affiliates in connection with any Exit Transaction.

(i)The closing of an Exit Transaction shall take place at such time and place as the Investor Representative shall specify by notice to each Participating Seller no later than five (5) Business Days prior to the closing of such Exit Transaction.  At the closing of an Exit Transaction, each Participating Seller shall deliver any documentation evidencing the Units to be sold (if any) by such Participating Seller and the assignment thereof, free and clear of any Liens, against delivery of the applicable consideration.

(j)In connection with any Exit Transaction, the Participating Sellers shall receive the Exit Transaction Consideration in accordance with the order of priority specified in Section 4.1(d), after deduction of the proportionate share of (A) the reasonable, documented, third-party out-of-pocket expenses associated with such sale or Exit Transaction, including the reasonable, documented out-of-pocket legal fees of the Partnership, its Subsidiaries, the Investor Representative and each Participating Seller, and reasonable, documented out-of-pocket brokers fees and other commissions and any other expenses incurred by the Investor Representative in connection with such Exit Transaction, (B) amounts paid into escrow or held back, in the reasonable determination of the Investor Representative, for indemnification or post-closing expenses and (C) amounts subject to post-closing purchase price adjustments;  provided,  however, that upon the determination of such purchase price adjustments, indemnification or post-closing expenses and upon release of any such escrow or hold back, as applicable, the remaining amount of the Exit Transaction Consideration, if any, shall be distributed to the Participating Sellers so that the total amount distributed is in accordance with the order or priority specified in Section 4.1(d).

(k)Subject to the last sentence of Section 14.3(b), the consideration to be paid to each Partner in an Exit Transaction shall be calculated by treating such Exit Transaction as a liquidation of the Partnership in which all of the assets of the Partnership (including goodwill) were sold in exchange for the Exit Transaction Consideration

(including any deemed assumption of liabilities), as the case may be, and the proceeds of that sale, together with the Profits, Losses, items of income, gain, loss and deduction, and distributions were applied, allocated and distributed in accordance with the principles and priorities set forth in Section 4.1(d).

(l)No action may be taken under this Section 14.3(l) if such action would result in the breach of any Senior Debt Agreement, Replacement Credit Agreement or any other agreement related to material Indebtedness of the Partnership or its Subsidiaries; provided, however, that the Partnership and the Partners shall use their commercially reasonable efforts to obtain a waiver of any such breach or otherwise amend or cause to be amended the terms of any such agreement in a manner which permits such actions; and provided further, however, that this Section 14.3(l) shall not apply if the proceeds from any Exit Transaction are sufficient to, and are used to, pay in full any outstanding borrowing under any such applicable agreements.

(m)Notwithstanding anything to the contrary provided herein, if an Investor Redemption Event has occurred and given rise to the Preferred Partner’s rights under this Section 14.3 and (i) has been cured by the Partnership prior to the earlier of (A) one hundred eighty (180) days following the first occurrence of such Investor Redemption Event and (B) the execution of a bona fide binding definitive purchase agreement with a bona fide purchaser or (ii) all Preferred Units have been redeemed in full for an amount of cash equal to the Base Preferred Return Amount per Preferred Unit prior to the execution of a bona fide binding definitive purchase agreement with a bona fide purchaser, then the provisions of this Section 14.3 will be suspended and the Exit Transaction process shall terminate, provided that, in such case, the Partnership shall pay the reasonable and documented fees and expenses of any investment bank or other advisors (including legal counsel) engaged by the Investor Representative prior to such suspension and termination.

Article XV
GENERAL PROVISIONS

15.1Amendments.  This Agreement may be amended or modified, or any provisions hereof waived, only upon approval of the General Partner; provided,  however, that: (i)(A) if there are any Preferred Units outstanding, any amendment to (x) the definitions of “Affiliate,” “Available Cash,” “Disposition Transaction,” “Distribution,” “Excluded Amounts,” “Indebtedness,” “IRR,” “Material Contract,” “Preference Amount,” “Preferred Payment Date,” “Replacement Credit Agreement,” “Return on Investment,” or “Unreturned Capital” in Article I, or Sections 2.4,  3.1(a),  3.1(b),  3.1(c),  4.1,  4.2,  4.3(h),  5.1,  5.3(b),  5.7,  5.8,  6.3(b),  6.5,  6.6,  6.7,  7.1. 7.2,  9.1,  9.5,  9.6,  12.2,  Article XIV,  15.1,  15.12,  15.20 or 15.22, or (y) this Agreement that adversely affects the rights, obligations, privileges or preferences of the Preferred Units or the holders thereof (it being agreed that any amendment or modification to, or any waiver of any provisions of, this Agreement that derogates from the economic rights of a Preferred Partner or the governance or consent rights of a Preferred Partner or the Investor Representative (including upon the occurrence of an Investor Redemption Event or the right to elect to pursue an Exit Transaction) shall be deemed to adversely affect the rights, obligations, privileges and preferences of the Preferred Units and the holders thereof for the purposes hereof) must be approved in writing by the Investor Representative, (B) an amendment or modification redeeming or cancelling a Partner’s Units or reducing a Partner’s interest in Distributions must be approved in advance by (I) if the affected Units are Preferred Units, the Institutional Investor and, if the amendment, modification or reduction treats Preferred Units held by any Preferred Partner differently, in any material respect, than those held by other Preferred Partners, all other Preferred Partners or (II) if the affected Units are Common Units, the Sanchez Investor and (C) an amendment or modification increasing any other obligation of a Partner to the Partnership pursuant to this Agreement or the limited liability of a Limited Partner shall be effective only with such Partner’s consent; and (ii) the Schedule of Limited Partners attached hereto may be updated by the General Partner as needed and in compliance with this Agreement; provided further, however, any modifications, amendments or waivers (including by any restatement or supplements) (a) effecting the obligations to appoint, and the rights of, an Independent Director, including without limitation under Section 5.9(a), and (b) to Sections 5.1,  5.2,  5.3,  5.9,  15.1 and 15.22 shall require the prior written consent of the Credit Agreement Agent, and the Credit Agreement Agent shall be a third party beneficiary hereunder to enforce such provisions.  Notwithstanding anything in this Agreement to the contrary, (a) in connection with the issuance of any additional Preferred Units after the Anadarko Closing, this Agreement may be amended or modified as the General Partner and the Institutional Investor determine to be necessary to cause such additional Preferred Units to be issued in one or more new series of Preferred Units and (b) the Intrepid Investor acknowledges and agrees that except to the extent specified in Section 15.1(i)(B) and Section 15.1(i)(C) the Intrepid Investor shall not have the right to approve or consent to any amendment, modification or waiver of any provision(s) of this Agreement.

15.2Remedies.  Each Partner and the Partnership shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law.  Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

15.3Successors and Assigns.  All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

15.4Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

15.5Counterparts; Binding Agreement.  This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.  This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (i) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (ii) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

15.6Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  All claims shall be resolved in accordance with Section 15.15.

15.7Addresses and Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) sent via electronic mail to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent via electronic mail before 5:00 p.m. Houston, Texas time on a Business Day, and otherwise on the next Business Day, or (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Partnership’s books and records, or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Any notice to the General Partner or the Partnership shall be deemed given if received by the Chief Executive Officer at the principal office of the Partnership designated pursuant to Section 2.5.

15.8Creditors.  Other than as set forth in Section 15.1, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates.  No creditor of the Partnership or any of its Affiliates may, as a result of making a loan to the Partnership or any of its Affiliates, acquire at any time any direct or indirect interest in the Partnership’s Profits, Losses, Distributions, capital or property, other than as a secured creditor (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor).  For the purposes of clarity, this Section 15.8 shall not be construed to derogate from the rights of the Preferred Partners under this Agreement.

15.9No Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

15.10Further Action.  The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

15.11No Offset Against Amounts Payable.  No amounts that any Partner or any of its Affiliates or related Person owes or is alleged to owe to the Partnership or any of its Subsidiaries may be offset or deducted against any payments owed by the Partnership or its Subsidiaries.

15.12Entire Agreement; Integrated Transaction.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Original Partnership Agreement.  Each of the parties hereto acknowledges and agrees that in executing this Agreement (i) the intent of the parties in this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the true single agreement relating to such matters and (iii) the matters set forth in this Section 15.12 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby.  Each of the parties hereto stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 15.12.

15.13Delivery by Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

15.14Survival.  Articles I,  VIII and XV and Sections 3.3,  4.6,  6.1,  6.3,  6.5,  6.5,  7.1,  12.2 through 12.7,  13.2 and 13.3 of this Agreement shall survive and continue in full force in accordance with their respective terms notwithstanding any termination of this Agreement or the dissolution or cancellation of the Partnership.

15.15Consent to Jurisdiction; Waiver of Trial by Jury.

(a)Each Partner and the Partnership irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware.  Each Partner and the Partnership agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Partner and the Partnership irrevocably consents to service of process in the manner provided for notices in Section 15.7.  Nothing in this Agreement will affect the right of any Partner or the Partnership to serve process in any other manner permitted by applicable law.

(b)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.16Construction; Interpretation.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” shall mean “including, without limitation.”  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

15.17No Third Party Beneficiaries.  Except as set forth in Sections 15.1 and 15.20, the provisions of this Agreement are for the exclusive benefit of the Partners and the Partnership and their respective successors and permitted assigns and, solely with respect to Section 6.3, the Indemnified Persons and, solely with respect to Section 6.3(b), the Fund Indemnitors.  Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person.

15.18Outside Counsel.  Each party to this Agreement acknowledges and agrees that such party has been represented by separate outside counsel in connection with the transactions contemplated hereby and further acknowledges and agrees that (a) Andrews Kurth Kenyon LLP has acted as counsel solely to GSO in connection with the transactions contemplated hereby, (b) Baker Botts L.L.P. has acted as counsel solely to the Intrepid Investor in connection with the transaction contemplated hereby and (c) Kirkland & Ellis LLP has acted as counsel solely to the Sanchez Investor in connection with the transactions contemplated hereby.

15.19Time is of the Essence.  Time is of the essence in the performance of all obligations under this Agreement.

15.20No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Partner may be a partnership or limited liability company, each Partner hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Partners shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, Controlling Person, fiduciary, representative or employee of any Partner (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Partner (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, Controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member (or, in each case, any financing source for any of the foregoing) of any of the foregoing, but in each case not including the Partners, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith or in connection or contemplation hereof, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

15.21Public Disclosure.  Unless required by law (or the reasonable opinion of counsel to the Partnership), no press release or public announcement related to the Partnership, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Partner, a Director, or the

Partnership without the advance approval of the General Partner (with the consent of the Investor Representative), in which case the General Partner and the Investor Representative shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication.  The foregoing shall not limit the Sanchez Investor or its Affiliates from publicly filing this Agreement and making additional disclosures therewith, in each case as required by applicable law and securities regulations or in connection with filing any publicly filed reports to the extent relating to the Partnership’s or any of its Subsidiaries’ operations and assets (provided that the disclosure of such information in a publicly filed report is required by applicable law or regulation to be included therein).

15.22Partnership Covenants, Representations and Warranties.

(a)Notwithstanding anything in this Agreement to the contrary, for so long as any Preferred Units or any obligation under the Senior Debt Agreements remain outstanding, the Partnership shall not:

(i)fail to observe all partnership formalities and other formalities required by its organizational documents or the laws of the State of Delaware, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Delaware Act;

(ii)commingle its funds or assets with the funds or assets of any other Person; provided,  however, that distributions made by the Partnership not in violation of this Agreement or any Senior Debt Agreement shall not be considered assets of the Partnership for purposes of this subsection (ii);

(iii)fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates);

(iv)maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(v)hold itself out to be responsible for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person (other than pursuant to the arrangements provided for in (a) the APC/KM PSA, (b) the KNOC PSA, (c) the MSA, (d) the Hydrocarbons Marketing Agreement, (e) the Sanchez Letter Agreement, (f) the Drilling Commitment Agreement and (g) financing fees paid at the Anadarko Closing and KNOC Closing or Dual Closing, as applicable);

(vi)fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity (provided, the Partnership may authorize agents pursuant to the MSA, in their own name as agents for the Partnership, to perform management services on behalf of the Partnership);

(vii)fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(viii)fail to pay its own liabilities from its own funds (other than pursuant to the arrangements provided for in the (a) the APC/KM PSA, (b) the KNOC PSA, (c) the MSA, (d) the Hydrocarbons Marketing Agreement, (e) the Sanchez Letter Agreement, (f) the Drilling Commitment Agreement and (g) financing fees paid at the Anadarko Closing and KNOC Closing or Dual Closing, as applicable);

(ix)identify its partners or other Affiliates, as applicable, as a division or part of it;

(x)guarantee, or otherwise become a restricted Subsidiary pursuant to any agreement governing, the Indebtedness of the Sanchez Investor or any of its Affiliates;

(xi)fail to be adequately capitalized to engage in its business separate and apart from the Sanchez Investor and its Affiliates and to remain solvent; provided the foregoing shall not be construed as imposing an obligation on any Partner to contribute or loan additional capital, property or services to the Partnership; or

(xii)fail to ensure that all material transactions between the Partnership and its Subsidiaries, on the one hand, and the Sanchez Investor and its Affiliates on the other hand, whether currently existing or hereafter entered into, will be only on an arm’s length basis.

(b)The Partnership’s assets have not and will not be listed as assets on the financial statement of any other Person; provided,  however, that the General Partner’s and the Partnership’s assets may be consolidated for financial reporting purposes with Sanchez Parent and its Subsidiaries, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Partnership and such Affiliates and to indicate that the Partnership’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on the Partnership’s own separate balance sheet. Such consolidation shall not affect the status of the Partnership or the General Partner as a separate legal entity with its separate assets and separate liabilities. The Partnership has maintained and will maintain its books, records, resolutions and agreements as official records.  Failure by the General Partner or the Partnership to comply with any of the obligations set forth in this Section 15.22 shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.

(c)The Partners acknowledge and agree that Partnership and each of its Subsidiaries is a special purpose, non-guarantor, unrestricted indirect Subsidiary of Sanchez Parent and shall be bankruptcy remote from Sanchez Parent and each of Sanchez Parent’s Affiliates other than the Partnership and its Subsidiaries.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

SN EF UnSub GP, LLC

By:	/s/ Patricio D. Sanchez
Name: Patricio D. Sanchez
Title: Chief Executive Officer

SN EF UnSub Holdings, LLC

By:	/s/ Patricio D. Sanchez
Name: Patricio D. Sanchez
Title: Chief Executive Officer

GSO ST HOLDINGS LP

By: GSO ST Holdings Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

INTREPID PRIVATE EQUITY V-A, LLC

By: Intrepid Private Equity Fund GP, LLC, its manager

By:	/s/ Hugh E. McGee III
Name: Hugh E. McGee III
Title: Managing Member

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Exhibit A

Form of Purchase and Sale Agreement

See attached

2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is entered into on [●] (the “Closing Date”) by and between SN EF UnSub, LP, a Delaware limited partnership (the “Partnership”) and GSO ST Holdings LP, a Delaware limited partnership (“Preferred Unit Purchaser”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in accordance with Article I.

R E C I T A L S:

WHEREAS, on [●], 2017, the Partnership, Sanchez Energy Corporation, SN EF UnSub GP, LLC (“General Partner”), SN EF UnSub, LP, SN EF UnSub Holdings LLC, GSO ST Associates LLC and the Preferred Unit Purchaser entered into that certain Securities Purchase Agreement (the “Original SPA”);

WHEREAS, pursuant to Section 3.1(c)(ii) of the Partnership Agreement or Section 5.8 of the GP LLC Agreement, upon the occurrence of certain events, then each of the Preferred Unit Purchaser and the Class B Member, respectively, may elect in its sole discretion to cause the Partnership to issue additional Preferred Units to Preferred Unit Purchaser;

WHEREAS, the the Preferred Unit Purchaser and the Class B Member have delivered an Additional Preferred Units Notice (as defined in the Partnership Agreement and GP LLC Agreement) to the Partnership and General Partner on [●], whereby the Preferred Unit Purchaser and Class B Member have elected to cause the Partnership to sell [●] Preferred Units to the Preferred Unit Purchaser; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Partnership will issue to the Preferred Unit Purchaser [●] newly issued Preferred Units in consideration for a contribution to the Partnership by the Preferred Unit Purchaser of $[●].

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I
DEFINITIONS

Section 1.01Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person.  For purposes of this Agreement, (i) The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P. shall not be considered or otherwise deemed to be an “Affiliate” of GSO or its Affiliates that are part of the credit-related businesses of The Blackstone Group L.P., but any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P. shall constitute an Affiliate of GSO, and (ii) none of GSO or its Affiliates or any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates shall constitute an Affiliate of the Partnership or the General Partner.

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“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Houston, Texas.

“Class B Member” has the meaning set forth in the GP LLC Agreement.

“Closing” means the issuance and sale of the Preferred Units to the Preferred Unit Purchaser in consideration for $[●] in accordance with Section 2.01.

“Closing Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means “Common Units”, as defined in the Partnership Agreement.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Control” has the meaning set forth in the Partnership Agreement.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C §17-101 et seq. as amended from time to time and any successor to DRULPA.

“Equity Interests” means (i) equity interests (including capital stock, membership interests and partnership interests) of any applicable Person, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into equity interests, and (iii) warrants, options or other rights to purchase or otherwise acquire or receive equity interests.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“GP LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the General Partner, dated as of [●], as amended from time to time.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership.

“Hydrocarbon Marketing Agreement” has the meaning set forth in the Partnership Agreement.

“Indebtedness” has the meaning set forth in the Partnership Agreement.

“Joint Development Agreement” has the meaning set forth in the Partnership Agreement.

“Knowledge of Partnership” means the actual knowledge, after due inquiry, of the current duly appointed officers of the General Partner.

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“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Agreement” means the Partnership Agreement, the GP LLC Agreement, any Senior Debt Agreement or Replacement Credit Agreement (as applicable), the Joint Development Agreement, the MSA and the Hydrocarbon Marketing Agreement.

“MSA” has the meaning set forth in the Partnership Agreement.

“Original SPA” has the meaning set forth in the recitals.

“Partnership” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [●], as amended from time to time.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Preferred Unit Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Preferred Units” means “Preferred Units”, as defined in the Partnership Agreement.

“Purchased Preferred Units” means those Preferred Units issued pursuant to Section 2.01.

“Replacement Credit Agreement” has the meaning set forth in the Partnership Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Senior Debt Agreement” has the meaning set forth in the Partnership Agreement.

“Subsidiary” has the meaning set forth in the Partnership Agreement.

Article II
AGREEMENT TO SELL AND PURCHASE

Section 2.01Contribution and Issuance.  At the Closing, on the terms set forth in this Agreement, the Preferred Unit Purchaser shall contribute and fund to the Partnership by wire transfer of immediately available funds an amount equal to $[●] in consideration for the issuance by the Partnership to the Preferred Unit Purchaser of [●]

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Preferred Units.  The Partnership shall use the proceeds from such contribution solely to repay outstanding Indebtedness of any of the Partnership and its Subsidiaries under the Senior Debt Agreements or any other agreements governing any material Indebtedness of the Partnership or any of its Subsidiaries (including a Replacement Credit Agreement) so as to remedy the applicable condition(s) that gave rise to event giving the Preferred Unit Purchaser and Class B Member the right to elect to purchase the Preferred Units hereunder.

Section 2.02Closing.  On the terms and subject to the conditions hereof, the consummation of the funding of $[●] by the Preferred Unit Purchaser shall take place on the Closing Date at the offices of Kirkland and Ellis LLP located at 600 Travis Street, Suite 3300, Houston, Texas 77002.

Section 2.03Further Assurances.  From time to time after the Closing Date, without further consideration, each of Partnership and the Preferred Unit Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES
RELATED TO THE PARTNERSHIP

As of the Closing, the Partnership represents and warrants to the Preferred Unit Purchaser as follows:

Section 3.01Existence and Power. The Partnership has been duly formed and is validly existing as a limited partnership under the Laws of the jurisdiction of the State of Delaware, has the full limited partnership power and authority to own or lease its properties and assets and to conduct its business, and is duly registered or qualified as a foreign limited partnership, as the case may be, for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the Partnership.  All limited partnership action required to be taken by the Partnership for the execution and delivery by the Partnership of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.  The Partnership has all requisite power and authority to issue, sell and deliver the [●] Preferred Units to be issued to the Preferred Unit Purchaser.

Section 3.02Authority; Enforceability. This Agreement has been duly and validly authorized and executed by the Partnership and constitutes the legal, valid and binding obligations of the Partnership, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03Capitalization; Issuance of Units.

(a)As of the Closing Date, the Partnership’s authorized Equity Interests consist solely of those interests set forth on Schedule 3.03(a), which such interests have been duly authorized and validly issued in accordance with the governing documents of the Partnership and applicable Law.

(b)Immediately following the Closing, the outstanding Equity Interests of the Partnership shall consist of those interests set forth on Schedule 3.03(b). The Purchased Preferred Units have been duly authorized and validly issued in accordance with the Partnership Agreement and applicable Law, free and clear of any and all Liens and

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restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or under applicable state and federal securities Laws, fully paid and the Preferred Units will be non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of DRULPA).

(c)Except as set forth in this Agreement, the Partnership Agreement and the GP LLC Agreement, (i) there are no Persons entitled to preemptive, statutory or other similar contractual rights to subscribe for any general partner interest of the Partnership, Common Units, Preferred Units or any other Equity Interests of the Partnership and (ii) there are no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, membership interest, general partner interest, limited partner interest or any other ownership interests in the Partnership.

Section 3.04Subsidiaries(a) of the General Partner and the Partnership.  Except as set forth on Schedule 3.04, the Partnership does not have any Subsidiaries and does not own, directly or indirectly, any Equity Interests in any other Person.

Section 3.05Litigation.  As of the Closing Date, there are no legal or governmental proceedings pending to which the Partnership is a party or to which any property or asset of the Partnership is subject or which challenges the validity of this Agreement or the Partnership Agreement or the right of the Partnership to enter into this Agreement or to consummate the transactions contemplated hereby and, to the Knowledge of Partnership, no such proceedings are threatened by any Governmental Authorities or others.

Section 3.06No Conflicts.  None of (a) the offering, issuance and sale by the Partnership of the Preferred Units and the application of the proceeds therefrom, (b) the execution, delivery and performance by the Partnership of this Agreement, or (c) the consummation of the transactions contemplated hereby (i) constitutes or will constitute a violation of the other organizational documents of the Partnership, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Contract to which the Partnership is a party or by which it or any of its properties may be bound or (iii) violates or will violate any statute, Law, Permit or regulation or any order, judgment, decree or injunction of any court or Governmental Authority or body having jurisdiction over the Partnership or any of its properties in a proceeding to which it or its property is or was a party, except, in cases of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the Partnership.

Section 3.07Approvals.  Except as set forth on Schedule 3.07, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with (a) the execution, delivery or performance by any of the Partnership of this Agreement or (b) the Partnership’s issuance at the Closing of the [●] Preferred Units issued to the Preferred Unit Purchaser.

Section 3.08Investment Company Status.  The Partnership is not, and upon the application of the net proceeds therefrom, will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

Section 3.09No Registration Required.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement and their compliance with the agreements set forth in this Agreement, the sale and issuance at the Closing of the Preferred Units pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Knowledge of Partnership, any authorized representative acting on behalf of the Partnership has taken or will take any action hereafter that would cause the

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loss of such exemption.

Section 3.10Certain Fees.  Except as set forth on Schedule 3.10, no fees or commissions are or will be payable by the Partnership, and the Preferred Unit Purchaser and its Affiliates shall not be subject to any liability or other obligation with respect, to brokers, finders or investment bankers in connection with or relating to the issuance of the the Preferred Units upon the consummation of the transactions contemplated by this Agreement.

Section 3.11No Integration.  The Partnership has not, directly or indirectly through any representative, made any offers or sales of any security or solicited any offers to buy any security that is or will be integrated with the issuance and sale of the Preferred Units in a manner that would require the offer and sale of any Preferred Units to be registered under the Securities Act.

Section 3.12Material Agreements.  Except as set forth on Schedule 3.12, (a) no Partnership Group Company is in material breach of, or material default under, any Material Agreement and (b) no event has occurred which, with the delivery of notice or the lapse of time or both, would result in a Partnership Group Company being in material breach of, or material default under, any Material Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF
THE PREFERRED UNIT PURCHASER

As of the Closing Date, the Preferred Unit Purchaser represents and warrants to the Partnership as follows:

Section 4.01Existence.  The Preferred Unit Purchaser is duly organized and validly existing as a limited partnership and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02Authorization, Enforceability.  The Preferred Unit Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement.  The execution, delivery and performance by the Preferred Unit Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action of the Preferred Unit Purchaser, and no further consent or authorization of the Preferred Unit Purchaser is required.  This Agreement constitutes a legal, valid and binding obligation of the Preferred Unit Purchaser; except as, the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable Law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03No Breach.  None of the execution, delivery or performance by the Preferred Unit Purchaser of this Agreement and the consummation by the Preferred Unit Purchaser of the transactions contemplated hereby will (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Preferred Unit Purchaser is a party or by which the Preferred Unit Purchaser is bound or to which any of the property or assets of the Preferred Unit Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of the Preferred Unit Purchaser, or (c) violate any statute, order, rule or regulation of any court or Governmental Authority or body having jurisdiction over the Preferred Unit Purchaser or the property or assets of the Preferred Unit Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

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Section 4.04Approvals.  Except as set forth on Schedule 4.04, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Preferred Unit Purchaser of this Agreement.

Section 4.05Certain Fees.  No fees or commissions are or will be payable by the Preferred Unit Purchaser to brokers, finders or investment bankers with respect to the purchase of the Purchased Preferred Units or the consummation of the transactions contemplated by this Agreement, in each case, for which the Partnership may be liable.

Section 4.06Restricted Securities.  Except for possible permitted transfers subject to the terms of the Partnership Agreement, the Preferred Unit Purchaser is acquiring the Purchased Preferred Units for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.  The Preferred Unit Purchaser has such knowledge, sophistication and experience in financial and business matters so as to be capable of evaluating the merits and risks of its proposed investment in the Purchased Preferred Units and is capable of bearing the economic risk of such investment.  The Preferred Unit Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act.  The Preferred Unit Purchaser acknowledges and understands that its acquisition of the Purchased Preferred Units has not been registered under the Securities Act in each case in reliance on an exemption therefrom and that the Partnership is relying upon the truth and accuracy of the Preferred Unit Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Preferred Unit Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Preferred Unit Purchaser to acquire the Purchased Preferred Units and the Purchased Preferred Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws.  The Preferred Unit Purchaser further acknowledge and understand that (x) the Purchased Preferred Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws and (y) when issued at the Closing, the Purchased Preferred Units will bear a legend substantially as set forth below:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction.  These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has receive documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Article V
MISCELLANEOUS

Section 5.01No Liability.  The representations and warranties set forth in Articles III and IV shall terminate as of the Closing.  Both the Preferred Unit Purchaser and the Partnership hereby expressly acknowledge and agree that from and after the Closing, neither the Preferred Unit Purchaser nor the Partnership shall be liable for any inaccuracy or any breach of any representation made therein.

Section 5.02Interpretation.  The provision of a table of contents, the division of this Agreement into

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Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to the lawful currency of the United States of America.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Closing Date.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “day” or “days” shall mean calendar day, unless denoted as a Business Day.  The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation.  When used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”.  Unless otherwise noted, references herein to a “party” are references to the applicable party to this Agreement.

Section 5.03Amendments and Waivers.

(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies hereunder or at law or in equity; accordingly, no exercise of any right or remedy shall be construed as an election of remedies by any party.

Section 5.04Binding Effect.  This Agreement shall be binding upon the parties and their respective successors and permitted assigns, and shall remain in full force and effect after the Closing.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 5.05Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses

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(a)If to the Preferred Unit Purchaser:

[●]
[Address Line 1]
[Address Line 2]
Attention:  [●]
Email:  [●]

with a copy to (which shall not constitute notice):

[●]
[Address Line 1]
[Address Line 2]
Attention:  [●]
Email:  [●]

(b)If to the Partnership:

[●]
[Address Line 1]
[Address Line 2]
Attention:  [●]
Email:  [●]

with a copy to (which shall not constitute notice):

[●]
[Address Line 1]
[Address Line 2]
Attention:  [●]
Email:  [●]

or to such other address as the parties hereto may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, upon confirmation of receipt if sent via email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 5.06Entire Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, negotiations, agreements or representations among the parties or any of their respective affiliates of any nature, whether written or oral, to the extent they relate in any way to the transactions contemplated hereby or thereby.

Section 5.07Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in

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accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 5.08Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 5.09Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 5.10Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of the other party, and any such purported assignment in violation of this Section 5.10 shall be void ab initio.  Notwithstanding the foregoing, the Preferred Unit Purchaser may assign its rights and obligations under this Agreement without the prior approval of the other party to this Agreement to any fund or account managed, advised or sub-advised by GSO or any of its Affiliates; provided that any such assignment shall not relieve the Preferred Unit Purchaser of any of its obligations hereunder.

Section 5.11Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 5.12No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that, no Persons other than the parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents,

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agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such persons and entities, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Section 5.13Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or by any creditors of any Subsidiary or Affiliate of the Partnership.

Section 5.14Remedies Generally.    The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, the parties hereto acknowledge and agree that each such party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereby agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The parties hereto acknowledge and agree that any other party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.14 shall not be required to provide any bond or other security in connection with any such injunction.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the Effective Date.

SN EF UNSUB, LP

By: SN EF UNSUB GP, LLC, its general partner

By:
Name:
Title:

GSO ST HOLDINGS LP

By: GSO ST ASSOCIATES LLC, its General Partner

By:
Name:
Title:

Signature Page To
Securities Purchase Agreement

Schedule  A

Schedule of Limited Partners

	Preferred Units	Common Units	Capital Account	Share of Sanchez Shares and Warrants Amount
SN EF UnSub Holdings, LLC	—	100,000	$100,000,000	—
GSO ST Holdings LP	485,000	—	$485,000,000	$31,573,500
Intrepid Private Equity V-A, LLC	15,000	—	$15,000,000	$976,500

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